As filed with the Securities and Exchange Commission on December 22, 2005
                           Registration No. 333-127815


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                COMPUPRINT, INC.
                 (Name of small business issuer in its charter)

        North Carolina                     7380                  56-1940918
State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization   Classification Code Number) Identification No.)

                           99 Park Avenue, 16th Floor
                            New York, New York 10016
                                  212-286-9197
          (Address and telephone number of principal executive offices)

                    Roman Rozenberg, Chief Executive Officer
                                COMPUPRINT, INC.
                           99 Park Avenue, 16th Floor
                            New York, New York 10016
                                  212-286-9197
            (Name, address and telephone number of agent for service)

                                 With copies to:
                                Dan Brecher, Esq.
                           Law Offices of Dan Brecher
                           99 Park Avenue, 16th Floor
                            New York, New York 10016
                                  212-286-0747
                              (212) 808-4155 (fax)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


Title of each class of                          Proposed              Proposed
securities to be              Amount to be      maximum offering      maximum aggregate       Amount of
registered                    Registered (1)    price per share (2)   offering price (2)      registration fee (2)(3)
----------                    --------------    -------------------   ------------------      -----------------------
Common stock,                 2,411,138         $1.875                $4,520,883.75           $532.11
   $0.0001 par value
Common stock,                 2,000,000         $1.875                $3,750,000.00           $441.38
   $0.0001 par value,
   issuable upon
  conversion of
  $2,000,000 in 6%
  convertible debentures


Total                         4,411,138         $1.875                $8,270,993.75           $973.49

(1) The amount to be registered includes an indeterminate number of shares issuable upon conversion of the debentures, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the bid and asked price as reported on the OTC Bulletin Board on August 23, 2005, which was $1.875 per share.


(3)   Previously paid.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER 22, 2005


                                COMPUPRINT, INC.
                        4,411,138 SHARES OF COMMON STOCK

This prospectus relates only to the resale of 4,411,138 shares of common stock of CompuPrint, Inc., a North Carolina corporation, that may be offered and sold from time to time by the selling stockholders identified in this prospectus, of which:

      o 2,411,138 shares of common stock were sold to two persons in private securities transactions with our company; and

      o 2,000,000 shares of common stock underlie 8% convertible debentures sold to one person in a private securities transaction with our company.

The selling stockholders may from time to time sell their shares of common stock to or through one or more underwriters, directly to other purchasers or through agents, in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to the then-prevailing market price or at negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. The selling stockholders will pay all brokerage fees and commissions and similar sale-related expenses. We are paying expenses relating to the registration of the shares with the Securities and Exchange Commission.


Our common stock is quoted on the OTC Bulletin Board under the symbol "CPPT". The last reported sales price per share of our common stock as reported by the OTC Bulletin Board on December 21, 2005, was $0.45.


Investing in these securities involves significant risks. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this prospectus is [December 22], 2005.


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THIS REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS


Prospectus Summary                                                             3
Risk Factors                                                                   4
Forward-Looking Statements                                                    10
Use of Proceeds                                                               10
Management's Discussion and Analysis or Plan of Operations                    11
Description of Business                                                       19
Management                                                                    24
Security Ownership of Certain Beneficial Owners and Management                30
Certain Relationships and Related Transactions                                32
Description of Securities                                                     36
Market for Common Equity and Related Stockholder Matters                      37
Selling Stockholders                                                          39
Plan of Distribution                                                          40
Legal Matters                                                                 41
Experts                                                                       41
Indemnification for Securities Act Liabilities                                41
Report to Stockholders                                                        41
Available Information                                                         42
Index to Financial Statements                                                 42

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

ABOUT COMPUPRINT, INC.

We are a North Carolina corporation named CompuPrint, Inc. Prior to May 19, 2005, we were essentially a shell company with no material assets or operations. On May 19, 2005, we split off all of our former business and operations, and acquired Terra Insight Corporation.


Terra Insight Corporation is a Delaware corporation, incorporated on January 7, 2005, that provides mapping and analytic services to exploration, drilling and mining companies, using an integrated approach with proprietary attributes to gather, manage and interpret geologic and satellite data to improve the assessment of resources. The services provided by Terra Insight Corporation include those supplied pursuant to a services agreement with The Institute of Geoinformational Analysis of the Earth, a foreign related party of Terra Insight Corporation. The Institute of Geoinformational Analysis of the Earth is owned and operated by Ivan Railyan, President and Chairman of CompuPrint.

We provide our services to customers for a cash fee, on a per service transaction basis to our customers. Our services are not available to the general public. Our business model for the future places greater emphasis on: seeking joint venture and similar relationships with third parties to map and analyze certain geographic areas in exchange for oil or mineral rights; acquiring licenses for targeted oil and mineral rights; and, acquiring stock, royalties or working interests in exploration projects.


Our principal corporate office is located at 99 Park Avenue, 16th Floor, New York, New York 10016. Our telephone number is 212-286-9197. Our web site address is www.terrainsight.com.

THE OFFERING

Common stock offered for resale                         Resale of up to 4,411,138 shares, of which:
to the public by selling stockholders
                                                        o   2,411,138 shares of common stock were sold to
                                                            two persons in private securities transactions
                                                            with our company; and
                                                        o   2,000,000 shares of common stock underlie
                                                            convertible debentures sold to one person in a
                                                            private securities transaction with our company.


Total shares outstanding                                42,508,338

Common stock to be outstanding after the offering       44,508,338 shares, assuming the issuance of shares
                                                        underlying convertible debentures included in this
                                                        prospectus


Use of proceeds                                         We will not receive any of the proceeds from the
                                                        sale of the shares of common stock offered by the
                                                        selling stockholders.

Over-The-Counter Bulletin Board Symbol                  CPPT

                                  RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our common stock. If any of the following risks occurs, our actual results could differ significantly, and the trading price of our common stock could decline, and you may lose all or part of your investment. You should also keep these risk factors in mind when you read forward-looking statements. We have identified all of the material risks which we believe may affect our business and the principal ways in which we anticipate that they may affect our business or financial condition.

                          RISKS CONCERNING OUR BUSINESS

OUR GROWTH WILL DEPEND ON OUR ABILITY TO ACCURATELY ASSESS THE PRESENCE OF AND QUANTITY OF NATURAL RESOURCES.

The success of our business will depend on our ability to accurately detect and quantify the existence of natural resources in a certain territory. If we are unable to provide our mapping and analysis services with an accuracy at least equal to the industry custom and at a price competitive with prevailing industry custom, we will find it difficult to attract new customers and generate any revenues. And, if competitors develop or provide services based upon technology that proves more effective than ours, then we may need to expend significant capital to improve our licensed technology.

OUR LACK OF OPERATING FINANCIAL DATA MAKES PREDICTING OUR FUTURE PERFORMANCE DIFFICULT.

We have only recently commenced our commercial operations so that we have no prior operating history upon which you may forecast our business and prospects. Our proposed services are unproven in the marketplace. As a result of these factors, it is difficult to evaluate our prospects, and our future success is more uncertain than if we had a longer or more proven history of operations.

WE EXPECT TO ENCOUNTER POTENTIAL FLUCTUATIONS IN ANNUAL OPERATING RESULTS.

We have generated very little revenues from operations to date, and as a company with a limited operating history, and limited number of customers, our annual operating results may fluctuate significantly in the future as a result of a variety of factors, including: the demand for our services, the amount and timing of capital expenditures and other costs relating to exploration and development activities, price competition or pricing changes in the market, general economic conditions and economic conditions specific to the oil industry.

WE MAY CHANGE OUR BUSINESS MODEL TO INCLUDE ACTIVITIES THAT MAY NOT GENERATE REVENUES IN THE NEAR TERM AND MAY REQUIRE SIGNIFICANT CAPITAL RESOURCES.

We currently offer our services for a cash fee, but in the future we may offer our services in exchange for oil or mineral rights, licenses for oil and mineral rights, or royalties and working interests in exploration projects. We may also be required to, or we may elect to invest in, arrange for third party investment, or contribute capital to, such exploration projects. If we do this, this would make forecasting our revenues difficult and unpredictable, as we may generate little or no revenues for a significant period of time, depending on the success of such exploration projects. Our management has limited experience in exploration projects or in the operational risks associated with such projects, so we may participate in projects where there are costs substantially higher than contemplated.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING TO FINANCE EXPLORATION COSTS, OUR BUSINESS OPERATIONS WILL BE HARMED AND IF WE DO OBTAIN ADDITIONAL FINANCING OUR THEN EXISTING SHAREHOLDERS MAY SUFFER SUBSTANTIAL DILUTION.

Additional capital will be required to effectively support our operations and to implement our overall business strategy. In addition, we may be required to expend significant capital for future projects long before we realize any revenues from such projects. We estimate that to fund three contemplated exploration projects just in the states of Nevada and Montana this year and next year, we will need a total of approximately $13 million of capital or other participation during the next twelve to twenty four months. However, there can be no assurance that financing will be available when needed on terms that are acceptable to us. The inability to obtain additional capital will restrict our ability to continue in business, let alone to grow, and may force us to discontinue business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

OUR PROFITABILITY WILL BE HIGHLY DEPENDENT ON AND AFFECTED BY CONDITIONS AND TRENDS IN THE ENERGY AND THE NATURAL RESOURCES EXPLORATION INDUSTRIES, SUCH AS THE PRICES OF CRUDE OIL AND OTHER NATURAL RESOURCES, WHICH HAVE HISTORICALLY BEEN VERY VOLATILE.

We derive substantially all of our revenue from customers primarily in the energy and natural resource industries. As a result, our revenues, profitability, operating cash flows and future rate of growth are highly dependent on the conditions and trends affecting these industries. For example, prices of crude oil and other natural resources may affect the willingness of natural resources exploration, drilling, and mining companies to pay third parties, such as us, for geological analysis, to expand existing exploration opportunities, or to engage in new ones. A significant downward trend in commodity prices would have a material adverse effect on our revenues, profitability and cash flow as natural resources exploration, drilling, and mining companies elect not to engage in expanded or new exploration projects. International oil prices, which are out of our control, can vary as a result of changes in supply and demand and may be influenced by factors such as economic conditions, weather conditions or actions taken by major oil exporting countries. Political developments, including war, embargos and political strife in oil producing regions can also affect oil supply, and thus affect international oil prices. Changes in oil prices typically result in changes in the price of oil products. International oil prices have fluctuated widely over the last ten years.

SEVERAL OF OUR OFFICERS ALSO HAVE OUTSIDE BUSINESS AND PROFESSIONAL INTERESTS THAT MAY PRESENT A CONFLICT OF TIME COMMITMENT, AND A POTENTIAL CONFLICT OF INTEREST, THAT MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.


We currently have one full-time officer, our Chief Executive Officer, and all of our other officers have outside business and professional interests to which they devote a significant level of time. Ivan Railyan, our President and Chairman, owns and operates The Institute of Geoinformational Analysis of the Earth, and will continue to devote time to that business while he works for us. Dan Brecher, an officer and director, is an attorney and the principal of Law Offices of Dan Brecher. Dmitry Vilbaum, Chief Operating Officer, works on a part-time basis for Law Offices of Dan Brecher providing computer, technical and other services. Kenneth Oh, Secretary, is an attorney with Law Offices of Dan Brecher.

OUR AGREEMENT WITH THE INSTITUTE REQUIRES SUBSTANTIAL ANNUAL PAYMENTS, AND IN THE ABSENCE OF REVENUES FROM OPERATIONS, OUR AVAILABLE WORKING CAPITAL WILL BE SIGNIFICANTLY REDUCED.

Pursuant to our licensing agreement and a services agreement with The Institute of Geoinformational Analysis of the Earth, we are presently required to pay the Institute minimum annual fees of at least $600,000. This represents a significant continuing obligation that may reduce our available working capital, as our cash flow from operating activities may not be sufficient to finance the minimum annual fees. If our operating activities do not generate enough revenues to finance the minimum annual fees, we will need to use our available working capital to pay such minimum annual fees.

In the event that we become unable to pay the minimum annual fees, our business will be irreparably impaired, as most of our mapping and analytic services are performed with the use of technology and services obtained from the Institute. Ivan Railyan, our President and Chairman, owns and operates the Institute.


WE HAVE BEEN DEPENDENT UPON PRIVATE PLACEMENTS OF OUR SECURITIES FOR WORKING CAPITAL AND WE MAY HAVE DIFFICULTY IN OBTAINING ADDITIONAL FUNDING, IF REQUIRED, AND THEREFORE IT MAY BE DIFFICULT FOR US TO CONTINUE OUR OPERATIONS.

We have been dependent upon proceeds from private sales of our securities offerings for our operating capital. If additional funds are needed, we may have difficulty obtaining them, and we may have to accept terms that would adversely affect our shareholders. For example, the terms of any future financings may impose restrictions on our right to declare dividends or on the manner in which we conduct our business. Also, lending institutions or private investors may impose restrictions on future decisions by us to make capital expenditures, acquisitions or asset sales. Therefore it may be difficult for us to continue our operations, which may result in a complete loss of value of our shares. We may not be able to locate additional funding sources at all or on acceptable terms. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.

IF WE ARE NOT ABLE TO PROTECT OUR PROPRIETARY TECHNOLOGIES, OUR BUSINESS MAY SUFFER DUE TO COMPETITION.

We rely on copyright laws and nondisclosure, license, and confidentiality arrangements to protect our proprietary rights as well as the intellectual property rights of third parties whose content we license. However, it is not possible to prevent all unauthorized uses of these rights. We cannot assure you that the steps we have taken to protect our intellectual property rights, and the rights of those from whom we license intellectual property, are adequate to deter misappropriation or that we will be able to detect unauthorized uses and take timely and effective steps to remedy this unauthorized conduct. In particular, a significant portion of our revenues may be derived internationally where protecting intellectual property rights is even more challenging. To prevent or respond to unauthorized uses of our intellectual property, we might be required to engage in costly and time-consuming litigation and we may not ultimately prevail. In addition, our offerings could be less differentiated from those of our competitors, which could adversely affect the fees we are able to charge.

WE WILL NEED TO RECRUIT QUALIFIED MANAGERIAL AND TECHNICAL PERSONNEL, AS OUR CURRENT MANAGEMENT HAS VERY LITTLE EXPERIENCE RELATED TO THE NATURAL RESOURCE INDUSTRY, AND WE DO NOT KNOW IF WE WILL BE ABLE TO MANAGE ANY SUBSTANTIAL EXPANSION OF OUR BUSINESS.

Our success will require significant expansion of our business. In order to successfully implement and manage our business plan, we will be dependent upon successfully recruiting qualified managerial and technical personnel having relevant natural resource industry experience, as our present officers have little experience in exploration activities or in the natural resource industry, so that we need to rely upon the experience and advice of outside professionals and consultants, which we have done to date, but which is costly.

OUR CURRENT MANAGEMENT TEAM HAS VERY LITTLE EXPERIENCE IN FINANCIAL ACCOUNTING AND IN MAINTAINING INTERNAL CONTROLS.

We currently do not have a financial officer, and rely on the services of an outside, accounting firm to maintain certain books and records, which is costly. We may experience growth, which will place a strain on our managerial, operational and financial systems resources. To accommodate and manage growth, if it occurs, we must devote management attention and resources to improve our financial strength and our operational systems.

                        RISKS RELATED TO OUR COMMON STOCK

UNLESS A PUBLIC MARKET DEVELOPS FOR OUR COMMON STOCK, YOU MAY NOT BE ABLE TO SELL YOUR SHARES, THEREFORE YOUR INVESTMENT WOULD BE A COMPLETE LOSS.

There has been no material public market for our common stock and you may be unable to sell your shares. An active trading market may never develop or, if developed, it may not be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our common stock, and you may be unable to sell your shares, and therefore your investment would be a complete loss.

WE NEED TO REMAIN ELIGIBLE FOR QUOTATION ON THE OTC BULLETIN BOARD, BECAUSE REMOVAL FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Our common stock is quoted on the OTC Bulletin Board, which requires that we be current in our reports filed with the SEC in order to maintain price quotation privileges on the OTC Bulletin Board. If we become delinquent in our filings with the SEC, our common stock could be removed from quotation on the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.


OUR DIRECTORS AND EXECUTIVE OFFICERS BENEFICIALLY OWN APPROXIMATELY 82% OF OUR OUTSTANDING COMMON STOCK. THEIR INTERESTS COULD CONFLICT WITH YOURS AND OTHER STOCKHOLDERS MAY BE UNABLE TO EXERCISE CONTROL.

As of December 21, 2005, our executive officers, directors and affiliated persons beneficially owned approximately 82% of our issued and outstanding common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:


      o     elect or defeat the election of our directors;

      o amend or prevent amendment of our articles of incorporation or bylaws;

      o effect or prevent a merger, sale of assets or other corporate transaction; and

      o control the outcome of any other matter submitted to the stockholders for vote.

As a result of their ownership and positions, our directors and executive officers collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We intend to submit one or more of the following proposals for stockholder approval in the near future:

      o     proposal to change corporate name to "Terra Insight Corporation;

      o proposal to increase in the number of shares of authorized shares of common and preferred stock;

      o proposal to change in the state of incorporation from North Carolina to Delaware; and

      o proposal to effect a parent-subsidiary merger of CompuPrint, the parent holding company, and its wholly-owned operating company, Terra Insight Corporation.

Our directors and executive officers collectively have the necessary votes to approve such proposals and other stockholder matters.

FUTURE SALES OF OUR COMMON STOCK BY EXISTING SHAREHOLDERS COULD NEGATIVELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND MAKE IT MORE DIFFICULT FOR US TO SELL SHARES OF OUR COMMON STOCK IN THE FUTURE.


We presently have a large number of shares that are presently restricted from resale pursuant to the federal securities law in the absence of registration, and many of those shares are or may soon become eligible for resale pursuant to exemptions from registration requirements, and sales of our common stock in the public market, or the perception that such sales could occur, could result in a drop in the market price of our securities and make it more difficult for us to complete future equity financings.

As of December 21, 2005, we have 42,508,338 shares of common stock issued and outstanding. Of the outstanding shares:

      o 3,892,220 shares of our outstanding common stock are freely tradeable or eligible for trading in the public markets; and

      o 38,616,118 shares of our outstanding common stock have been held for under one year, of which 2,411,138 shares are being registered pursuant to this prospectus.


Additionally, we have securities convertible into shares of common stock outstanding, of which:


      o 3,000,000 shares of common stock underlie outstanding convertible debentures that have been held for under one year, of which 2,000,000 shares are being registered pursuant to this prospectus;

      o an aggregate of 6,913,333 shares of common stock underlie outstanding stock options and warrants that have been held for under one year.

Additionally, we have an agreement for the sale of an additional $2 million in convertible debentures, convertible into 2,000,000 shares, which debentures are not irrevocably committed for and may be issued at a future date.


We cannot estimate the number of shares of common stock that may actually be resold in the public market since this will depend upon the market price for the common stock, the individual circumstances of the sellers and other factors.

We cannot control when the selling stockholders will sell their shares. If all or a substantial portion of the shares of common stock offered for sale by this prospectus are sold in a short period of time, the common stock available for sale may exceed the demand and the stock price may be adversely affected. In addition, the mere perception that such sales could occur may depress the price of our common stock.

WE ISSUED, AND MAY CONTINUE TO ISSUE, A LARGE NUMBER OF SHARES OF COMMON STOCK AND SECURITIES CONVERTIBLE INTO COMMON STOCK, AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

Because of our lack of significant operating revenues to pay for operating expenses, we issued, and may continue to issue, a large number of shares of common stock and other securities convertible into shares of common stock. Because of the large number of shares that have been and may be issued, and the availability of those shares to be sold in the public market, the subsequent resale of those shares may adversely affect the market price of our common stock.

WE DO NOT EXPECT TO PAY DIVIDENDS, THEREFORE YOU MAY NOT RELY ON YOUR INVESTMENT TO BE A SOURCE OF INCOME.

We do not anticipate paying cash dividends in the foreseeable future. Therefore, you may not rely on your investment in our stock as a source of income.

WE HAVE AUTHORIZED A CLASS OF PREFERRED STOCK WHICH MAY ALTER THE RIGHTS OF COMMON STOCK HOLDERS BY GIVING PREFERRED STOCK HOLDERS GREATER DIVIDEND RIGHTS, LIQUIDATION RIGHTS AND VOTING RIGHTS THAN OUR COMMON STOCKHOLDERS HAVE.

The Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. Our Articles of Incorporation, as amended, authorizes a class of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company. For example, we could grant holders of preferred stock the right to elect some number of directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES ADOPTED BY THE SECURITIES AND EXCHANGE COMMISSION, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME TO EFFECT. THIS MAY MAKE IT MORE DIFFICULT FOR YOU TO DISPOSE OF OUR COMMON STOCK AND CAUSE A DECLINE IN THE MARKET VALUE OF OUR STOCK.

Our shares of common stock, which are quoted in the over-the-counter market on the OTC Bulletin Board, are "penny stocks" as defined in the Securities Exchange Act. As a result, an investor may find it more difficult to dispose of our shares of the common stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.

The "penny stock" rules impose sales practice requirements on broker-dealers, including that broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and information about the rights and remedies available to an investor in cases of fraud in penny stock transactions. In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Accordingly, because of these burdens placed on broker-dealers, the Commission's rules may limit the number of broker-dealers who may be willing to execute transactions in "penny stocks" and limit the number of potential purchasers, with the effect of reducing the liquidity of penny stocks. These disclosure obligations will likely make it more difficult for stockholders seeking to sell our common stock in the secondary market, and may have to ask for a lower price.

                           FORWARD-LOOKING STATEMENTS

This Prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Although these statements accurately reflect management's current understanding and beliefs, we caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this Prospectus. For this purpose, any statements contained in this Prospectus which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares.


                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

INTRODUCTORY NOTE


The discussion below refers to our current operations, that of Terra Insight Corporation, which we acquired on May 19, 2005 in a transaction viewed as a reverse acquisition, and does not refer to the operations for our former business, which was an inactive shell company that did not generate revenue in the fiscal year ended December 31, 2004 nor in the interim period through May 19, 2005. The following discussion should be read in conjunction with the information set forth in the audited financial statements of Terra Insight Corporation for the period from January 7, 2005 through April 30, 2005 and the notes thereto, and the information set forth in the consolidated unaudited financial statements and notes thereto, included elsewhere herein. The historical financial information for the period from January 7, 2005 through April 30, 2005 discussed herein is that of the accounting acquirer, Terra Insight Corporation.

Our operations are primarily conducted through our wholly-owned operating subsidiary, Terra Insight Corporation. Terra Insight Corporation wholly owns Terra Resources, Inc., a Delaware corporation. Terra Resources, Inc. is the general partner of two Delaware limited partnerships formed in July 2005, New Found Oil Partners, LP and Tierra Nevada Exploration Partners, LP. Terra Resources, Inc. presently owns all of the partnership interests of both limited partnerships. As of September 30, 2005, Terra Resources, Inc., New Found Oil Partners, and Tierra Nevada Exploration Partners had yet to conduct substantive operations, other than activities related to preliminary analysis of certain parcels of land, and bids for land leases, in Nevada at an auction conducted in September 2005 by the Bureau of Land Management, a United States agency.


PLAN OF OPERATION


Our company was formed in January 2005. Our plan of operation for the next twelve months is to expand our customer base for whom we provide our mapping and analysis services, while moving to a business model that emphasizes our obtaining royalty or ownership rights in projects we service. From inception in Jamuary 2005 through September 30, 2005, we have had only three paying customers.

We intend to enter into agreements whereby we provide our services, such as providing site and depth locations, to natural resource exploration companies in exchange for royalties or ownership rights with regard to a specific natural resource exploration property. We may also seek to finance or otherwise participate in the efforts to recover natural resources from such properties.

In September 2005, we made bids for certain parcels of land in Nevada, and, subject to finalization of land leases, we intend to participate in the development of oil explorations operations on such properties at a future date. We have not yet specifically identified our business model with respect to such land leases, as we do not have oil exploration experience and need substantial additional capital to conduct oil exploration activities alone. We are actively seeking partners to assist in such operations, including examining, drilling, operating and financing such operations, and, we will determine our plan for such land parcels in accordance with our ability to fund any proposed projects.

CRITICAL ACCOUNTING POLICIES

Several of our accounting policies involve significant judgements and uncertainties. The policies with the greatest potential effect on our results of operations and financial position include the estimated collectibility of accounts receivable.

For accounts receivable, we estimate the net collectibility, considering both historical and anticipated trends as well as the financial condition of the customer.

RESULTS OF OPERATIONS FOR THE PERIOD FROM JANUARY 7, 2005 THROUGH APRIL 30, 2005


Our results of operations for the period from inception on January 7, 2005 through April 30, 2005 are discussed below. There is no comparison to 2004 since the Company was inactive in that year.

Our revenues from services since formation through April 30, 2005 have totaled $100,000, derived from one customer. We anticipate our revenue and operating expenses to increase substantially in the next twelve months as we complete the next stages of our services for our customers.


We will need to attract new paying customers in order generate revenues after these projects are completed. We are in negotiations with a number of entities for the providing of our services, with an emphasis on also obtaining an ownership or royalty interest in such projects.

Our cost of revenues in this period was $70,000. We anticipate our operating expenses to increase significantly in the next twelve months.


RESULTS OF OPERATIONS FOR THE PERIOD ENDED SEPTEMBER 30, 2005

Our results of operations for the three months and nine months ended September 30, 2005 are discussed below. There is no comparison to 2004 since the Company was inactive in that year.

THREE MONTH PERIOD ENDED SEPTEMBER 30, 2005

Revenues
--------

Our revenues from services for the three months ended September 30, 2005 have totaled $632,150. Our revenues in the three months ended September 30, 2005 were derived from two customers and related to our mapping and surveying services.

We will need to attract new paying customers in order to generate revenues after our services on our limited existing service projects are completed in or about our fiscal quarter ending December 31, 2005. While we are in negotiations with a number of entities for the providing of our services for cash, in the future, we intend to place an emphasis on obtaining an ownership or royalty interest in such customer's exploration projects in addition to, a cash service fee. Until we negotiate and enter into agreements for ownership or royalty interests as compensation, we have no basis for predicting when or how much revenue could be generated from such ownership or royalty interests. Because of this emphasis on seeking ownership or royalty interests, we may generate less cash revenues in our fiscal quarter ending December 31, 2005 and in subsequent fiscal quarters than we generated in our fiscal quarter ended September 30, 2005.

Cost of Revenues
----------------

Our cost of revenues for the three months ended September 30, 2005 was $298,945. As a percentage of net revenues, cost of revenues for the three months ended September 30, 2005 was 47%.

The cost of revenues consists of payments to a related foreign professional services firm that specializes in the development and application of remote sensing and geographic information technologies.

Operating Expenses
------------------

Operating expenses for the three months ended September 30, 2005 were $708,117. As a percentage of net revenues, our operating expenses for the three months ended September 30, 2005 were 112%. Operating expenses incurred during the three months ended September 30, 2005 consisted primarily of professional fees of $360,820, management and employee salaries and benefits of $176,960, office facilities expenses of $17,358, and travel related expenses of $60,959.

The majority of the professional fees result from legal and accounting fees, and from the engagement of various consultants to assist the Company in marketing our business and attracting new customers.

Our employee compensation expenses increased in the three months ended September 30, 2005 and will increase substantially in our fiscal quarter ending December 31, 2005, and in future periods, as we hired several scientific and administrative personnel toward the end of our fiscal quarter ended September 30, 2005, and intend to hire additional personnel in the near future.

Expenses for office facilities for our fiscal quarter ending December 31, 2005, and the foreseeable future, will be comparable to those incurred in the three months ended September 30, 2005. In August 2005, we obtained a sublease, pursuant to an oral agreement, for office facilities in Moscow, Russia, at approximately $14,000 per fiscal quarter. While we took occupancy of the premises in mid-August 2005, we agreed to pay rent for the full fiscal quarter ended September 30, 2005 in order to obtain the use of the premises.

Travel related expenses can be expected to increase in the future, as many of our customers, and prospective customers and projects, and the territories for which our services are requested or utilized, are located in western United States and in foreign countries.

We intend to expand our business model to include activities such as providing services for royalties or ownership rights with regard to specific natural resource exploration properties, which may cause our operating expenses to increase significantly as a percentage of revenues, as revenues from royalties or ownership rights may take years to be realized.

Interest Expense
----------------

For the three months ended September 30, 2005, our interest expense was $87,083. The interest expense relates to issuance of 6% convertible debentures, convertible into shares of common stock, due December 31, 2007 in the principal amount of $3 million that were issued in the three months ended September 30, 2005. Because the conversion price of the debentures was less than the closing trading prices of our common stock on the commitment date, the convertible debentures contain a beneficial conversion feature. We estimated the beneficial conversion feature of the debentures issued to be $750,000. The discount amount ($750,000) is being amortized as a component of interest expense over the redemption period. In the three months ended September 30, 2005, we accrued $32,712 in interest on the outstanding amount of the debentures.

Net Loss
--------

Net loss for the three months ended September 30, 2005 was $461,995.

NINE MONTH PERIOD ENDED SEPTEMBER 30, 2005

Revenues
--------

Our revenues from services for the nine months ended September 30, 2005 have totaled $732,150. Our revenues since formation in January 2005 through September 30, 2005 were derived from three customers and related to our mapping and surveying services.

Cost of Revenues
----------------

Our cost of revenues for the nine months ended September 30, 2005 was $368,945. As a percentage of net revenues, cost of revenues for the nine months ended September 30, 2005 was 50%.

Operating Expenses
------------------

Operating expenses for the nine months ended September 30, 2005 were $1,281,185. As a percentage of net revenues, our operating expenses for the nine months ended September 30, 2005 were 175%. Operating expenses incurred during the nine months ended September 30, 2005 consisted primarily of professional fees of $591,483, management and employee salaries and benefits of $395,771, office facilities expenses of $26,958, and travel related expenses of $155,103.

Interest Expense
----------------

For the nine months ended September 30, 2005, our interest expense was $87,083.

Net Loss
--------

Net loss for the nine months ended September 30, 2005 was $1,005,063.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

Our primary sources of liquidity have been proceeds generated by our sale of our common stock and convertible debentures to private investors. As of April 30, 2005, we had cash on hand in the amount of $291,952. As of September 30, 2005, we had cash on hand in the amount of $2,565,769. There is no comparison to 2004 since the Company was inactive in that year.

Operating Activities
--------------------

In the nine months ended September 30, 2005, cash flows from operating activities resulted in deficit cash flows of $458,422, primarily due to a net loss of approximately $1,005,063, less non-cash charges of approximately $139,000, and adjustments for an increase in deferred costs of $104,000, an increase in prepaid expenses of $186,401, an increase in accounts payable and accrued expenses of $405,510, an increase in deferred revenues of $260,000, and an increase in accrued interest on convertible debentures of $32,712.

Investing Activities
--------------------

Cash used by investing activities was $1,442,382 for the nine months ended September 30, 2005. The cash we used pertained primarily to payments for land leases in Nevada in the amount of $435,516 and related acquisition costs of $928,812, which have been capitalized. Depending on our available funds and other business needs, we may seek to pursue the acquisition of more land leases offered by the Bureau of Land Management at a future date. The cash we use for land leases and related acquisition costs are expenditures from which we will not generate any immediate revenues, if at all.

Cash used in investing activities for the nine months ended September 30, 2005 also includes payments of $78,054 for the purchase of computer equipment and other property, incurred primarily in connection with the establishment of an office in Moscow, Russia.

Financing Activities
--------------------

For the nine months ended September 30, 2005, cash provided by financing activities was approximately $4.5 million, comprised of net proceeds of approximately $1.5 million from the sale of common stock in May 2005, and the proceeds from the sales in July 2005 and September 2005 of 6% convertible debentures in the aggregate principal amount of $3,000,000.

The 6% convertible debentures are due December 31, 2007. Interest on the principal amount of the debentures accrue at the simple rate of 6% per year from the date of issuance, and is payable at maturity. As of September 30, 2005, we have outstanding a principal amount of $3 million in 6% convertible debentures and accrued interest on the debentures of $32,712. The holder of the debenture is entitled, at any time, to convert the principal amount of the debenture or any portion, into shares of the Company's common stock at $1 per share. Upon conversion of a debenture, in whole or in part, the debenture holder will forfeit any accrued interest on the converted principal amount. We expect that the debenture holder will convert the debentures prior to maturity; however, if the holder does not elect to convert the debentures, we will need substantial additional funds.

Future Needs
------------

We believe that our available cash is adequate to support our month-to-month obligations for more than the next twelve months, including our required minimum annual fees to the Institute.

Pursuant to our licensing agreement and a services agreement with the Institute, an entity owned and operated by Ivan Railyan, our President and Chairman, we are required to pay the Institute minimum annual fees of at least $600,000, which we have satisfied with respect to our fiscal year ending December 31, 2005. This represents a significant continuing obligation that may reduce our available working capital, as our cash flow from operating activities may not be sufficient to finance the minimum annual fees. If our operating activities do not generate enough revenues to finance the minimum annual fees, we will need to use our available working capital to pay such minimum annual fees. In the event that we become unable to pay the minimum annual fees, our business will be irreparably impaired, as most of our mapping and analytic services are performed with the use of technology and services obtained from the Institute.

We will need substantial additional capital for the repayment of the 6% convertible debentures at maturity on December 31, 2007 if the debentures are not converted into shares of common stock.

Establishing ownership or other interests in natural resource exploration projects will likely require significant additional capital in addition to our available cash. We estimate that to fund three contemplated exploration projects just in the states of Nevada and Montana this year and next year, we will need a total of approximately $13 million of capital or other participation during the next twelve to twenty four months.

We are in active negotiations with several institutional investors for funding for such projects, including through investment in our subsidiary or affiliated entities. We intend to utilize limited partnerships to raise funds for certain exploration projects, and have already established two such Delaware partnerships, Tierra Nevada Exploration Partners, LP and New Found Oil Partners, LP, in which our wholly-owned subsidiary, Terra Resources, Inc., which was inactive as of June 30, 2005, is the general partner in these two Delaware partnerships. An investor, Enficon Establishment, has agreed to provide certain funding to the Tierra Nevada partnership.


These limited partnerships, and similar affiliated entities, will be an essential part of our plan for obtaining ownership or royalty interests in natural resource exploration projects in the future, as we do not wish to use our working capital for such projects where that is not necessary. When we incur expenses in establishing our interests in such projects, we will seek reimbursements from the limited partnership or other entities established to obtain such interest. If we are unable to obtain third-party funding for such projects in such a manner, that would have a material negative effect on our working capital and cash flow. We or our subsidiary or affiliate, may be required to advance funds, provide credit guarantees, or incur liabilities that would have a material negative affect on our working capital, cash flow or our ability to raise funds.

It is too early in our operations to provide further material information in connection with proposed exploration projects, as we have not completed negotiations for such projects, and do not know what the terms of our participation in such projects will be. Even our agreement with Enficon Establishment regarding the Tierra Nevada partnership is not an unconditional obligation of Enficon Establishment to provide funding.


We sell securities and incur debt when the terms of such transactions are deemed favorable to us and as necessary to fund our current and projected cash needs.

While we have raised capital to meet our working capital and financing needs in the past, additional financing is required in order to meet our current and projected cash flow deficits from operations and development. We are seeking financing, which may take the form of equity, convertible debt or debt, in order to provide the necessary working capital. While we have been in negotiations with a private investor for the sale of our common stock and common stock purchase warrants, we currently have no commitments for financing. There is no guarantee that we will be successful in consummating the transaction.

There can be no assurance that additional private or public financing, including debt or equity financing, will be available as needed, or, if available, on terms favorable to the Company. Any additional equity financing may be dilutive to shareholders and such additional equity securities may have rights, preferences or privileges that are senior to those of the Company's existing common or preferred stock. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on the operating flexibility of the Company. However, if we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations, liquidity and financial condition, and we will have to adjust our planned operations and development on a more limited scale.


INFLATION

We do not expect inflation to have a significant impact on our business in the future.

SEASONALITY


We do not expect seasonal aspects to have a significant impact on our business in the future.

OFF-BALANCE SHEET ARRANGEMENT

To date, we do not maintain off-balance sheet arrangements nor do we participate in non-exchange traded contracts requiring fair value accounting treatment.

TRENDS, RISKS AND UNCERTAINTIES


We anticipate that high oil prices this year may cause natural resources exploration companies to conduct more drilling activities and investigate the potential of previously undiscovered oil reserves, and if oil prices remain high, we anticipate that our services will be in demand. However, that may create a short supply of drilling rigs and other equipment needed for exploration activities, which may drive up the costs of exploration activities.


PRODUCT RESEARCH AND DEVELOPMENT


Under our past business model, we do not anticipate incurring significant research and development expenditures during the next twelve months. We are changing our business model to focus on utilizing our licensed technology in connection with the acquisition of royalties, ownership rights or land rights for purposes of oil or mineral exploration, and such exploration may involve significant development expenditures. We estimate that to fund three contemplated exploration projects just in the states of Nevada and Montana this year and next year, we will need a total of approximately $13 million of capital or other participation during the next twelve to twenty four months.


ACQUISITION OR DISPOSITION OF PLANT AND EQUIPMENT


We do not anticipate the sale of any significant property, plant or equipment during the next twelve months. Depending upon how we elect to proceed with the exploitation of pending land leases in the State of Nevada, and whether we seek to obtain land leases for oil exploration elsewhere, we may need to incur significant amounts for the purchase of property, plant or equipment during the next twelve months. We estimate that we may expend a total of at least $1 million and up to $13 million or more in seeking land rights, and in the purchase of plant and equipment during the next fifteen months. We may chose to purchase drilling equipment as it may become harder for exploration entities to obtain access to such equipment in light of the rise in the price of oil and the more recent loss of equipment due to Hurricane Katrina. However, due to Hurricane Katrina, the availability, and the costs of obtaining, equipment may be difficult and costly. Depending on our future business prospects and the growth of our business, and the need for additional employees, we may seek to purchase or lease new executive office facilities.


EMPLOYEES


We anticipate the need to hire several management, technical, sales and marketing employees in the next twelve months, depending on the rate of growth of our business. In the three months ended September 30, 2005, we hired six new personnel, three scientists in technical capacities and three administrative personnel. In October 2005, we hired an additional person in an administrative capacity, and as of December 21, 2005, we have twelve employees. We intend to hire additional management, technical, sales and marketing employees in the next twelve months, depending on the rate of growth of our business. We are seeking to hire a financial officer in the near future.

Other than our interest in hiring a financial officer, we presently have not identified a specific number of persons to fill such roles, and hirings will depend upon our generating increased revenues and obtaining additional sources of financing. We may also need to retain business consultants, especially with significant knowledge of the natural resource industry. To attract and retain quality personnel, we anticipate we will have to offer competitive compensation to future employees and consultants.

RECENT ACCOUNTING PRONOUNCEMENTS


In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment: An Amendment of FASB Statement No. 123." This statement also replaces SFAS 123 and supersedes APB 25. SFAS 123(R) will require the Company to measure the cost of all employee stock-based compensation awards that are expected to be exercised and which are granted after the effective date based on the grant date fair value of those awards and to record that cost as compensation expense over the period during which the employee is required to perform service in exchange for the award (generally over the vesting period of the award). Excess tax benefits, as defined by SFAS 123(R), will be recognized as an addition to paid-in-capital. However, if the tax benefit ultimately realized is less than the amount recognized for financial reporting purposes, the difference will be recognized as tax expense. SFAS 123(R) addresses all forms of share-based payment awards, including shares issued under employee stock purchase plan, stock option, restricted stock and stock appreciation rights. In addition, the Company is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. SFAS 123(R) will become effective as of the first interim or annual reporting period that begins after December 15, 2005. SFAS 123(R) permits public companies to adopt its requirements using one of two methods:

      1. A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.

      2. A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate their financial statements based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures for either (a) all prior periods presented or (b) prior interim periods of the year of adoption.


The Company is currently evaluating the alternative method of adoption as described above. As permitted by SFAS 123, the Company currently accounts for share-based payments to employees using APB 25's intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS 123(R)'s fair value method will have a significant impact on our results of operations. The impact of adoption of SFAS 123(R) cannot be predicted at this time because it will depend on level of share-based payments granted in the future.


In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets," which addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, with earlier application permitted. The adoption of SFAS No. 153 will not have a material impact on the Company's results of operations or financial position.

In June 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," which changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS No. 154 also requires that a change in method of depreciation, amortization, or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, but does not change the trasition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154. The adoption of SFAS No. 154 will not have a material effect on the Company's results of operations or financial position.

                             DESCRIPTION OF BUSINESS

GENERAL OVERVIEW

We are a North Carolina corporation named CompuPrint, Inc.

We only recently began our current business operations, on May 19, 2005, when we acquired the business of Terra Insight Corporation. Terra Insight Corporation is a Delaware corporation, incorporated on January 7, 2005, that provides mapping and analysis services for exploration companies related to natural resources to be found beneath the surface of the earth utilizing unique technologies and scientific analysis techniques. Prior to May 19, 2005, we had substantially no operations.

We maintain our executive offices at 99 Park Avenue, 16th Floor, New York, New York 10016, telephone number: 212-286-9197. We maintain a web site at www.terrainsight.com.

ORGANIZATION HISTORY

CompuPrint, Inc. was incorporated on September 15, 1995 in the State of North Carolina.

Prior to 2002, CompuPrint was a remanufacturer and distributor of laser and ink jet printer cartridges. Thereafter, CompuPrint's business plan consisted of the sale of laser and ink jet printer cartridges through independent sales representatives compensated on a commission basis. On August 19, 2003, CompuPrint sold all operations and net assets of its laser and inkjet printer cartridge operations in exchange for forgiveness of debt. After the sale, CompuPrint had no material operations and was searching for new business opportunities in the laser and inkjet printer cartridge industry.

On May 19, 2005, CompuPrint entered into a Split-Off Agreement with David Allison, CompuPrint's sole officer and director and CompuPrint's controlling shareholder. Pursuant to the agreement, CompuPrint transferred all of its assets and liabilities to CompuPrint Ventures, Inc., a newly formed North Carolina corporation, in exchange for 100% of the equity of CompuPrint Ventures, Inc. Immediately following the transfer, CompuPrint transferred its 100% of the equity of CompuPrint Ventures, Inc. to Mr. Allison in exchange for 13,086,360 shares of common stock that he held, which were then cancelled, and for the release by Mr. Allison to CompuPrint of all rights to any amounts advanced or otherwise loaned by Mr. Allison to CompuPrint.

On May 19, 2005, CompuPrint entered into an Agreement and Plan of Reorganization with Terra Insight Corporation, a Delaware corporation, and the three shareholders of Terra Insight Corporation. Pursuant to the reorganization agreement, CompuPrint issued 35,029,980 shares of common stock, constituting approximately 90% of CompuPrint's outstanding common stock after the issuance, in exchange for all of the equity of Terra Insight Corporation in a transaction viewed as a reverse acquisition. The three shareholders of Terra Insight Corporation received the following number of shares of CompuPrint's common stock: Ivan Railyan, 29,775,483 shares; Roman Rozenberg, 3,502,998 shares; and Dan Brecher, 1,751,499 shares. In connection with the transaction, CompuPrint's sole officer and director resigned and the three shareholders of Terra Insight Corporation were appointed to CompuPrint's Board of Directors. Subsequently, Mr. Railyan was appointed President and Chairman of the Board, Mr. Rozenberg was appointed Chief Executive Officer, and Mr. Brecher was appointed CompuPrint's Secretary. No director, executive officer or person who may be deemed to be an affiliate of Terra Insight Corporation had any direct or indirect interest in CompuPrint prior to the completion of the reverse acquisition.


On July 6, 2005, we formed an entity named Tierra Nevada Exploration Partners, LP, a Delaware limited partnership, in furtherance of our proposed exploration project with Enficon Establishment. Our wholly-owned subsidiary, Terra Resources, Inc., is the general partner of Tierra Nevada Exploration Partners, LP, with an initial 100% partnership interest.

On July 12, 2005, we formed an entity named New Found Oil Partners, LP, a Delaware limited partnership, in contemplation of an exploration project. Our wholly-owned subsidiary, Terra Resources, Inc., is the general partner of the entity with an initial 100% interest.

BUSINESS OF TERRA INSIGHT CORPORATION

We provide mapping and analytic services to exploration, drilling and mining companies, using an integrated approach with proprietary attributes to gather, manage and interpret geologic and satellite data to improve the assessment of natural resources. The proprietary analytic technology utilizes a broad range of available geological information, together with satellite and aerial photographs, supplementing other geological exploration work, such as thematic processing of recent remote Earth sensing data, making it possible to optimize the acquisition of seismic or other geophysical sensing. These efforts can be directed to various uses, and are used with regard to exploration projects covering a wide range of natural resources. The mapping services consist of an analysis of a specified geographic area to predict where natural resources, such as oil, mineral ores, water, or diamonds are likely to exist, so that assessment can be made of the commercial prospects of exploring, drilling or mining in a specified area. The mapping services and the analysis of the geographic area are accomplished using mathematical techniques to process the information gathered. The mapping services do not replace traditional exploration techniques, but rather are intended to supplement and optimize the traditional geological exploration.


Most of the mapping and analytic services are performed with the use of technology and services obtained from The Institute of Geoinformational Analysis of the Earth (the "Institute"), pursuant to an exclusive licensing agreement and a services agreement. The Institute is an international professional services firm, owned and operated by our President and Chairman, Ivan Railyan, which specializes in the development and application of remote sensing and geographic information technologies. Remote sensing and spatial database technologies are tools used by natural resource scientists to better understand, use and manage the Earth's resources. We have an exclusive, worldwide 30-year renewable license for the use of the technology of the Institute. We are required to pay the Institute $600,000 each year under the license agreement. The Institute has also entered into an agreement to render services to us, and to refer all inquiries for commercial contract services to us.


We provide our services to customers for a cash fee, on a per service transaction basis to our customers. Our services are not available to the general public. Our business model for the future places greater emphasis on: seeking joint venture and similar relationships with third parties to map certain geographic areas in exchange for royalties, participation or other oil or mineral rights; acquiring licenses for targeted oil and mineral rights, and, acquiring stock, royalties and working interests in exploration projects. We may also seek to invest in, arrange for, or contribute capital to, such exploration projects.


On September 13, 2005, Tierra Nevada Exploration Partners, LP submitted bids at a competitive oral sale of Federal lands in the State of Nevada for oil and gas leasing, conducted by the Bureau of Land Management, an agency within the U.S. Department of the Interior. Tierra Nevada's bids for nine separate parcels of land, totaling approximately 15,439 acres, were accepted at the auction, at an aggregate price of approximately $435,516. The partnership paid a bid deposit of $54,725 at the auction, and, subsequently paid $380,791 on September 26 2005. The bids were made without detailed knowledge of the condition of the properties, accessibility to the properties, their suitability for oil and gas operations, the history of prior operations on such properties, the amount of any proven or probable reserves in the properties, or the potential economic significance of the properties. In October 2005, we received offers of leases for eight of the nine parcels, totaling 14,361 acres, and are awaiting information from the Bureau of Land Management in regard to whether an offer of lease is forthcoming with respect to the one other parcel that Tierra Nevada submitted a bid for and paid for. Generally, leases from the Bureau of Land Management issue for a primary term of 10 years, and continue beyond the primary term as long as the lease is producing. Rental is $1.50 per acre for the first 5 years, and $2 per acre after that period, until production begins. Once a lease is producing, the Bureau of Land Management charges a royalty of 12.5% on the production. The eight leases were effective as of November 1, 2005.


PRODUCTS AND SERVICES

We provide information, consulting services and reports that include geological maps of a defined geographic territory and our analyses and assessment of the likelihood of the existence of a targeted-for natural resource in a specifically requested territory, so that our customers can assess the commercial prospects of exploring, drilling or mining in a specified area.

SALES AND MARKETING

To date, our customers have been those of whom our executives had direct prior knowledge. We seek customers on an individual basis. We do not utilize a sales or marketing team.

COMPETITIVE BUSINESS CONDITIONS

We believe the principal competitive factors in our business are the accuracy of information we provide to customers and price. Although we do not believe that we have a direct competitor for our particular service offering, we do face significant competition within the natural resource exploration service industry. We compete against major natural resource exploration and production companies that conduct their geological and exploration analysis in-house, and other independent geological and information companies, consultants and service providers. This includes companies and consultants that provide software for visualizing, analyzing and modeling sub-surface structures, that provide geology maps and databases, and that perform geological interpretation and assessment services.

DEPENDENCE ON MAJOR CUSTOMERS

For the period from January 2005 to April 30, 2005, we derived all our revenues from one customer, # 8 Investment, Inc., located in the state of Nevada.

LICENSE AGREEMENT


We have an exclusive, worldwide 30-year renewable license for the use of all of the technology of the Institute, which has as its focus the exploration, sustainable development and management of the Earth's resources and the monitoring of the environment. We are required to pay the Institute $600,000 each year under the license agreement until it has achieved certain milestones, upon which the payments increase.


SERVICES AGREEMENT


The Institute has also entered into an agreement to render services to us, and to refer all inquiries for commercial contract services to us. The Institute will perform certain contract services for us at no more than 40% of the published rates of $500 per square kilometer, with minimum annual fees totaling $500,000, and with offsets against the license fee until certain minimum revenues are obtained. Commencing in 2007, the minimum annual services fee payments to the Institute are to increase annually by the lesser of four percent or the percentage increase of the New York Consumer Price Index using 2005 as the base year. The agreement further provides that in any calendar year in which our revenues are less than $6,000,000, the initial minimum annual services fees of $500,000 is to be offset against the annual license fee of $600,000. This offset will continue until such time that our annual revenues reach at least $10 million in a calendar year, or our market capitalization exceeds $100 million at a time when our annual revenues reach $6 million or more.


EXPLORATION AGREEMENT


On June 30, 2005, we entered into an agreement with Enficon Establishment, a Liechtenstein company, for the formation, operation, financing and development of a Delaware limited partnership, Tierra Nevada Exploration Partners, LP, in connection with the exploration of certain natural resource deposits in the State of Nevada. Our subsidiary, Terra Resources, Inc., is the general partner of the partnership. The plan is to pursue acquisition of the leases related to oil rights in certain properties in a designated area of Nevada to implement an exploration program for the drilling of three wells. We are to provide up to $3 million in funding for the project, and, Enficon is to provide up to $3 million as capital contribution in furtherance of the project. Assuming such funding by Enficon, of which there is no assurance, Enficon would have a 50% interest as a limited partner in the partnership. To the extent that Enficon contributes less than the amount we contribute to the partnership, Enficon's interest in the partnership will be diluted. To the extent that additional third-party financing is required, our interest and the interest of Enficon in the partnership, or both, may be diluted.

We agreed to grant Enficon, subject to Enficon's satisfaction of certain conditions, a non-assignable first right of refusal for the providing of funding to other projects that we may agree to finance. The first right of refusal is conditioned upon Enficon's full purchase of $5 million dollars in 6% convertible debentures maturing December 31, 2007, convertible at $1 per share into an aggregate of 5 million shares of our common stock, pursuant to a Securities Purchase Agreement dated June 30, 2005 entered into by Enficon with us. The first right of refusal is of no effect until Enficon has timely paid for and converted in full the total of $5 million of convertible debentures, and is of no effect until Enficon has also provided the full amount required of Enficon to fund the limited partnership pursuant to the terms of the exploration agreement. Once the conditions for the first right of refusal are satisfied, the first right of refusal is to last so long as Enficon retains ownership of the majority of the five million shares of our common stock to be issued upon conversion of the convertible debentures that Enficon may purchase from us. Enficon will forfeit its first right of refusal if Enficon breaches its obligations under the agreement or declines to fund two projects that are subsequently funded on the terms Enficon declined, or if Enficon agrees to fund a project but fails to do so. On July 5, 2005, Enficon purchased $2 million in convertible debentures from us, and, on September 8, 2005, Enficon purchased an additional $1 million in convertible debentures.


GOVERNMENT REGULATION AND COMPLIANCE WITH ENVIRONMENTAL LAWS

We are not aware of any federal, state and local laws, rules and regulations affecting our business as presently conducted. In the event that we alter our business model and engage in activities directly involving the exploration and exploitation of oil and other natural resources, we may become required to make the necessary expenditures to comply with the applicable health and safety, environmental and other regulations.

INTELLECTUAL PROPERTY

We rely heavily on intellectual property, including the intellectual property we license. We regard our trademarks, copyrights, licenses, and other intellectual property as valuable assets and use intellectual property laws, as well as license and confidentiality agreements with our employees, certain customers, dealers, and others, to protect our rights. In addition, we exercise reasonable measures to protect our intellectual property rights and intend to enforce these rights when we become aware of any potential or actual violation or misuse.

Intellectual property licensed from third parties, including from the Institute, is a vital component of our service offerings and, cannot be independently replaced or recreated by us or others.

EMPLOYEES


As of December 21, 2005, we have twelve employees, of whom five serve in officer capacities and seven serve in scientific and administrative capacities. Our Chief Executive Officer is a full time employee. Our Chief Operating Officer devotes substantially all of his time to our business. The other officers work on a part-time basis. The seven non-officer personnel work on a full-time basis.


DESCRIPTION OF PROPERTY

We presently sublease our executive office facilities in New York, New York, on a month-to-month basis, pursuant to an oral agreement with an officer, at $1,500 per month.


We also lease additional office facilities at 150 East 57th Street, New York, New York, pursuant to a lease commenced on December 5, 2005 and ending on December 31, 2007, at $4,600 a month.

We also sublease office facilities at Leninski Prospect 132, Suite 707, Moscow, Russia, at approximately $14,000 per quarter. The sublease is pursuant to an oral agreement entered on August 15, 2005. We intend to enter into a sublease agreement for these premises, on a year-to-year or longer basis, in the near future.


We believe that our present office facilities are suitable for our present needs. Our offices are not covered by insurance.

LEGAL PROCEEDINGS

We are not a party to any material pending legal proceeding, nor are we aware of any threatened lawsuits or other legal actions or proceedings.

Terra Insight Corporation is not a party to, and none of our property is subject to, any pending or actual threatened legal or governmental proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The persons listed in the table below are our present directors and executive officers.

Name                       Age         Position
------------------       --------      -----------------------------------------


Ivan Railyan               39          President and Chairman of the Board
Roman Rozenberg            43          Chief Executive Officer and Director
Dan Brecher                63          Managing Director, Treasurer and Director
Dmitry Vilbaum             36          Chief Operating Officer
Kenneth Oh                 34          Secretary


Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Directors serve without cash compensation and without other fixed remuneration. We may, in the future, establish a compensation plan for independent directors. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors.

MANAGEMENT PROFILES


IVAN RAILYAN, PRESIDENT AND CHAIRMAN OF THE BOARD. Ivan Railyan became our President and Chairman of the Board on May 19, 2005. Mr. Railyan works on a part-time basis. From January 7, 2005 to the present, Mr. Railyan has been President and Chairman of the Board of Terra Insight Corporation. In 1997, Mr. Railyan joined the Institute of Geoinformational Analysis of the Earth Establishment, a Liechtenstein company as the Head of the Representative office in the Commonwealth of Independent States. From 2003 to the present, Mr. Railyan has served as Chairman of the Board of the Institute. From 1993 to 1997, Mr. Railyan served as the Head of Research and Development team of the Russian Defense Ministry, Joint Chiefs of Staff. Mr. Railyan received a Master of Science degree from the University of Patrisa Lumumby, Moscow in 1991, and an honorary Ph.D. from the Academy of Science, Arts of the CIS Countries, which he received in 2003. Since 2003 to the present, Mr. Railyan has served as the Vice President of the Academy of Arts and Science of the Commonwealth of Independent States. In September 2005, Mr. Railyan was elected as a member of the Russian Academy of Natural Sciences.


ROMAN ROZENBERG, CHIEF EXECUTIVE OFFICER AND DIRECTOR. Roman Rozenberg became our Chief Executive Officer and a director on May 19, 2005. Mr. Rozenberg works on a full-time basis. From January 7, 2005 to the present, Mr. Rozenberg has been Chief Executive Officer and a director of Terra Insight Corporation. From March 2004 through January 2005, Mr. Rozenberg served as Vice President of TelcoEnergy, Inc. From February 2002 through March 2004, Mr. Rozenberg served as Chief Executive Officer of Syntaz, Inc. From September 1999 through February 2002, Mr. Rozenberg served as President and Chief Technology Officer of Biolink Technologies International, Inc. Mr. Rozenberg received a Bachelor of Science degree in electrical engineering in 1986 and a Masters of Sciences degree in Information Systems Engineering in 1989 from Polytechnic University (formerly known as Polytechnic Institute of New York).

DAN BRECHER, MANAGING DIRECTOR, TREASURER AND DIRECTOR. Dan Brecher became our Secretary and a director on May 19, 2005. On June 1, 2005, Mr. Brecher's duties were changed from Secretary to Managing Director. Mr. Brecher works on a part-time basis. From January 7, 2005 to June 1, 2005, Mr. Brecher served as Secretary of Terra Insight Corporation, and as a director from January 7, 2005 to the present. Mr. Brecher is a practicing attorney. From 1998 through the present, Mr. Brecher has been the principal of Law Offices of Dan Brecher. Mr. Brecher received a Bachelor of Arts degree in economics from City College of New York in 1964, and a Doctor of Jurisprudence from Fordham University in 1969. Law Offices of Dan Brecher serves as our legal counsel.

DMITRY VILBAUM, CHIEF OPERATING OFFICER. On June 13, 2005, Dmitry Vilbaum was appointed our Chief Operating Officer. Mr. Vilbaum devotes substantially all of his time to our business. From June 2005 to the present, Mr. Vilbaum has also been employed by Law Offices of Dan Brecher on a part-time basis. From March 2001 to June 2005, Mr. Vilbaum was employed by Deutsche Bank where he held various positions in the bank's information technology department. From January 1996 through March of 2001, Mr. Vilbaum served as the president of Anyent, Inc., a consulting company providing information technology services to major Wall Street corporations, such as Citibank, Deutsche Bank, Newbridge Securities, Deloitte & Touche LLP., as well as technology companies, such as Compaq and MatchBlade Technologies. Mr. Vilbaum received a Bachelor of Engineering degree in 1995 from the City University of New York.

KENNETH OH, SECRETARY. On June 1, 2005, Kenneth Oh was appointed our Secretary. Mr. Oh serves works on a part-time basis. Mr. Oh is a practicing attorney. From 1998 through the present, Mr. Oh has been an attorney with Law Offices of Dan Brecher. Law Offices of Dan Brecher serves as our legal counsel. Mr. Oh graduated from Pomona College with a B.A. degree in 1993, and from Fordham University with a J.D. degree in 1997.

ADDITIONAL INFORMATION ABOUT OFFICERS AND DIRECTORS

None of our officers or directors serves as a director of another reporting company. None of our officers or directors has a family relationship with any director, executive officer, or nominee to become a director or an executive officer. None of our officers or directors during the past five years has been: involved in a bankruptcy petition or a pending criminal proceeding; convicted in a criminal proceeding, excluding traffic and minor offenses; subject to any order, judgment, or decree, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or found by a court, the SEC or the CFTC to have violated a federal or state securities or commodities law.

Certain of our employees, Dan Brecher, Kenneth Oh and Dmitry Vilbaum work for our attorneys, Law Offices of Dan Brecher, and will continue to do so for the near future as we develop our operations. Mr. Brecher and Mr. Oh are practicing attorneys who devote a majority of their time to Law Offices of Dan Brecher. Mr. Vilbaum devotes substantially all of his time to our business.


We have a license agreement and a services agreement with The Institute of Geoinformational Analysis of the Earth, pursuant to which services of great importance to our operations are received. Mr. Railyan, our President, Chairman and majority stockholder, is the owner and operator of the Institute.


BOARD OF DIRECTORS COMMITTEES

The Board of Directors does not currently maintain an audit, nominating or compensation committee, or similar committees, of the Board of Directors. The Board of Directors is responsible for matters typically performed by an audit committee. No person serving on our Board of Directors qualifies as a financial expert. As our present business operations were only recently commenced, our Board of Directors consists of three persons who are officers. We are seeking to attract persons with financial expertise and related industry experience to serve on our Board of Directors.

CODE OF ETHICS

We have not yet adopted a code of ethics applicable to our directors, officers and employees.

EXECUTIVE COMPENSATION

No cash compensation, deferred compensation, or other compensation, including employee stock options or long-term incentive plan awards, were issued or granted to CompuPrint's former management during CompuPrint's last three fiscal years.

On May 19, 2005, CompuPrint acquired the business of Terra Insight Corporation. Pursuant to the transaction, CompuPrint's sole officer and director resigned, and the nominees of Terra Insight Corporation assumed officer and director positions of CompuPrint. As Terra Insight Corporation was formed in 2005 and did not complete its fiscal year, there was no executive compensation paid by Terra Insight Corporation in prior years.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

In connection with the reverse acquisition of Terra Insight Corporation, we assumed the obligations of the executive employment agreements of Terra Insight Corporation.

Agreement with Ivan Railyan
---------------------------

Ivan Railyan serves as President pursuant to a three-year employment agreement, effective as of January 7, 2005. The employment is on a part-time basis. His current annual base salary for fiscal year 2005 is $180,000, with annual increases for subsequent years of not less than the change in the Consumer Price Index. His base salary is to be increased to $275,000 when we achieve revenue totaling at least $5,000,000, or obtain financing of at least $5,000,000, based upon financing completed after May 1, 2005. His base salary is to be increased to $365,000 following the first month in which:

      o we achieve market capitalization of $100 million or more for at least four consecutive trading days, or for at least ten of the last thirty trading days,

      o our subsidiaries, in total, achieve revenues totaling at least $6 million or valuation of $25 million or more, based on private or public financing, sale, merger or similar transaction;

      o     we achieve revenues of $10 million or more; or

      o we, including any subsidiary, obtain financing of at least $8 million, based upon financing completed after May 1, 2005.

We granted him five-year stock options to purchase up to 1,033,334 shares of our common stock. The exercise price for the stock options is $0.32 per share. The stock options are subject to future vesting. One-half of the stock options shall vest following the first fiscal year end in which our earnings before interest, taxes, depreciation, and amortization (EBITDA) exceeds $2,000,000 or our gross revenues exceed $6,000,000. The remaining stock options shall vest following the first fiscal year end in which our EBITDA exceeds $4,000,000 or our gross revenues exceed $10,000,000.

He is also entitled to receive death benefits of $70,000, an automobile, reimbursement for reasonable travel and other business related expenses, four weeks vacation, medical and dental insurance, and participation in any 401(k) plan, stock option plan, or other employee plan, perquisite and other benefits made available to our management in general. We may also award him an annual performance bonus or other bonus as determined by the Board of Directors.

If we undergo a "change of control", we must pay him an amount equal to 290% of his base compensation and all stock options granted are to vest immediately. He has the right to terminate his employment if we undergo a change in control. As defined in his employment agreement, a change of control refers to:

      o a change in our ownership or management that would be required to be reported in response to certain provisions of the Securities Exchange Act of 1934;

      o an acquisition, other than directly from us, by a person or entity other than us of thirty five percent (35%) or more of our common stock or then outstanding voting securities;

      o a change in a majority of the current Board of Directors, excluding a Board approved change that does not result from a proxy contest;

      o a reorganization, merger, consolidation or sale of substantially all of our assets, after which our shareholders do not own, in the same proportion, more than 50% of the voting power, after which a majority of the board of directors changes, and after which a new shareholder beneficially owns 25% or more of the voting power; or

      o the approval by our stockholders of a complete liquidation or dissolution.

The employment agreement provides for termination for cause.

Agreement with Roman Rozenberg
------------------------------

Roman Rozenberg serves as Chief Executive Officer pursuant to a three-year employment agreement, effective as of January 7, 2005. His current annual base salary for fiscal year 2005 is $180,000, with annual increases for subsequent years of not less than the change in the Consumer Price Index. His base salary is to be increased to $265,000 when we achieve revenue totaling at least $5,000,000, or obtain financing of at least $5,000,000, based upon financing completed after May 1, 2005. His base salary is to be increased to $350,000 following the first month in which:

      o we achieve market capitalization of $100 million or more for at least four consecutive trading days, or for at least ten of the last thirty trading days,

      o our subsidiaries, in total, achieve revenues totaling at least $6 million or valuation of $25 million or more, based on private or public financing, sale, merger or similar transaction;

      o     we achieve revenues of $10 million or more; or

      o we, including any subsidiary, obtain financing of at least $8 million, based upon financing completed after May 1, 2005.

We granted him five-year stock options to purchase up to 1,033,333 shares of our common stock. The exercise price for the stock options is $0.32 per share. The stock options are subject to future vesting. One-half of the stock options shall vest following the first fiscal year end in which our earnings before interest, taxes, depreciation, and amortization (EBITDA) exceeds $2,000,000 or our gross revenues exceed $6,000,000. The remaining stock options shall vest following the first fiscal year end in which our EBITDA exceeds $4,000,000 or our gross revenues exceed $10,000,000.

He is also entitled to receive death benefits of $70,000, an automobile, reimbursement for reasonable travel and other business related expenses, four weeks vacation, medical and dental insurance, and participation in any 401(k) plan, stock option plan, or other employee plan, perquisite and other benefits made available to our management in general. We may also award him an annual performance bonus or other bonus as determined by the Board of Directors.

If we undergo a "change of control", we must pay him an amount equal to 290% of his base compensation and all stock options granted are to vest immediately. He has the right to terminate his employment if we undergo a change in control. As defined in his employment agreement, a change of control refers to:

      o a change in our ownership or management that would be required to be reported in response to certain provisions of the Securities Exchange Act of 1934;

      o an acquisition, other than directly from us, by a person or entity other than us of thirty five percent (35%) or more of our common stock or then outstanding voting securities;

      o a change in a majority of the current Board of Directors, excluding a Board approved change that does not result from a proxy contest;

      o a reorganization, merger, consolidation or sale of substantially all of our assets, after which our shareholders do not own, in the same proportion, more than 50% of the voting power, after which a majority of the board of directors changes, and after which a new shareholder beneficially owns 25% or more of the voting power; or

      o the approval by our stockholders of a complete liquidation or dissolution.

The employment agreement provides for termination for cause.

Agreement with Dan Brecher
--------------------------

Dan Brecher serves as Managing Director of the Company pursuant to a three-year employment agreement, effective as of January 7, 2005. The employment is on a part-time basis. His current annual base salary for fiscal year 2005 is $60,000, with annual increases for subsequent years of not less than the change in the Consumer Price Index. His base salary is to be increased to $150,000 when we achieve revenue totaling at least $5,000,000, or obtain financing of at least $5,000,000, based upon financing completed after May 1, 2005. His base salary is to be increased to $250,000 following the first month in which:

      o we achieve market capitalization of $100 million or more for at least four consecutive trading days, or for at least ten of the last thirty trading days,

      o our subsidiaries, in total, achieve revenues totaling at least $6 million or valuation of $25 million or more, based on private or public financing, sale, merger or similar transaction;

      o     we achieve revenues of $10 million or more; or

      o we, including any subsidiary, obtain financing of at least $8 million, based upon financing completed after May 1, 2005.

We granted him five-year stock options to purchase up to 1,033,333 shares of our common stock. The exercise price for the stock options is $0.32 per share. The stock options are subject to future vesting. One-half of the stock options shall vest following the first fiscal year end in which our earnings before interest, taxes, depreciation, and amortization (EBITDA) exceeds $2,000,000 or our gross revenues exceed $6,000,000. The remaining stock options shall vest following the first fiscal year end in which our EBITDA exceeds $4,000,000 or our gross revenues exceed $10,000,000.

He is also entitled to receive death benefits of $70,000, an automobile, reimbursement for reasonable travel and other business related expenses, four weeks vacation, medical and dental insurance, and participation in any 401(k) plan, stock option plan, or other employee plan, perquisite and other benefits made available to our management in general. We may also award him an annual performance bonus or other bonus as determined by the Board of Directors.

If we undergo a "change of control", we must pay him an amount equal to 290% of his base compensation and all stock options granted are to vest immediately. He has the right to terminate his employment if we undergo a change in control. As defined in his employment agreement, a change of control refers to:

      o a change in our ownership or management that would be required to be reported in response to certain provisions of the Securities Exchange Act of 1934;

      o an acquisition, other than directly from us, by a person or entity other than us of thirty five percent (35%) or more of our common stock or then outstanding voting securities;

      o a change in a majority of the current Board of Directors, excluding a Board approved change that does not result from a proxy contest;

      o a reorganization, merger, consolidation or sale of substantially all of our assets, after which our shareholders do not own, in the same proportion, more than 50% of the voting power, after which a majority of the board of directors changes, and after which a new shareholder beneficially owns 25% or more of the voting power; or

      o the approval by our stockholders of a complete liquidation or dissolution.

The employment agreement provides for termination for cause.

Agreement with Dmitry Vilbaum
-----------------------------


Dmirty Vilbaum serves as Chief Operating Officer pursuant to a three-year employment agreement, effective as of June 13, 2005. He currently works on a part-time basis, for which his current annual base salary is at the rate of $100,000 per year. His salary is to increase to the rate of $160,000 per year during the term of employment following the first month in which our revenues from operations during such fiscal year exceeds $5,000,000; and, his salary shall increase to the rate of $220,000 per year during the term of employment following the first month in which our revenues from operations during such fiscal year exceeds $10,000,000. If, however, our revenues subsequently decrease to below either of such levels in any twelve month period, his salary is to revert to its former level during such period. In the event Mr. Vilbaum works on a full-time basis, his salary is to increase by $25,000. Under the agreement, with our permission, Mr. Vilbaum is permitted to work up to 20 hours per week for another employer. Mr. Vilbaum currently works for Law Offices of Dan Brecher on a part-time basis pursuant to such permission, and for the use of Mr. Vilbaum services, we agreed to reimburse Law Offices of Dan Brecher for compensation expenses and costs of benefits, at cost, it incurs in connection with its employment of Mr. Vilbaum, provided Mr. Vilbaum is devoting substantially all of his time to our business. Mr. Vilbaum is entitled to any bonus as may be determined by the Board of Directors. He is also entitled to receive reimbursement for reasonable travel and other business related expenses, four weeks vacation, and medical and dental insurance.


In connection with the employment agreement, we granted Mr. Vilbaum stock options to purchase 413,333 shares of our common stock. The stock options are exercisable for five years at $0.80 per share. The stock options are to vest, subject to conditions of services to us, as follows: options to purchase 310,000 shares vest on June 13, 2006; additional options to purchase 51,667 shares vest on June 13, 2007; and the remaining options to purchase 51,666 shares vest on June 13, 2008.

The employment agreement provides for termination for cause. During the first year of employment, if the employment is to be terminated, Mr. Vilbaum is entitled to 90 days advance notice and 90 days of severance pay. The stock options will vest earlier if Mr. Vilbaum is terminated without cause.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth, as of December 21, 2005, the shares of our common stock beneficially owned by each person who is known by us to beneficially own 5% or more of our common stock, each of our directors and executive officers, and all of our directors and executive officers as a group. This information was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, and is based upon the information provided by the persons listed below. As of December 21, 2005, we had 42,508,338 shares of common stock issued and outstanding.

All persons named in the table have the sole voting and dispositive power with respect to common stock beneficially owned. Beneficial ownership of shares of common stock that are acquirable within 60 days of December 21, 2005 pursuant to options, warrants, conversion privileges or other rights are listed separately. For each person named in the table, the calculation of percent of class gives effect to those acquirable shares.


The address of each of the persons named in the table below, unless otherwise indicated, is c/o Terra Insight Corporation, 99 Park Avenue, 16th Floor, New York, New York 10016.


Name and Address of                    Amount and Nature       Additional Shares                            Percent
Beneficial Owner                       of Beneficial Owner     Acquirable within 60 days                    of Class
-----------------                      -------------------     -------------------------                    --------
Ivan Railyan (a)                                29,775,483                            0  (b)                  70.0%
Roman Rozenberg (a)                              3,502,998                            0  (c)                   8.2%
Dan Brecher (a)                                  1,751,499                            0  (c)                   4.1%
Dmitry Vilbaum (a)                                       0                            0  (d)(e)                  0%
Kenneth Oh (a)                                           0                            0  (f)                     0%
Enficon Establishment                                    0                    3,000,000  (g)                   6.6%
   Liechtenstein
   Poststrasse 403
   FL-9491 Ruggell
Belhasa International Co. LLC                    1,000,000                    2,150,000  (h)                   7.1%
   Al - Ittehad Street
   Belhasa Building
   P.O. Box 1286
   Dubai, United Arab Emirates
All officers and directors                      35,029,980                            0                       82.4%
   as a group (5 persons)


(a)   Refers to an officer or director.

(b) Does not include stock options, subject to vesting at a future date upon achievement of certain Company milestones or thresholds, exercisable for five years from January 7, 2005 at $0.32 per share, to acquire up to 1,033,334 shares of common stock. One-half of the stock options shall vest following the first fiscal year end in which our earnings before interest, taxes, depreciation, and amortization (EBITDA) exceeds $2,000,000 or our gross revenues exceed $6,000,000. The remaining stock options shall vest following the first fiscal year end in which our EBITDA exceeds $4,000,000 or our gross revenues exceed $10,000,000.

(c) Does not include stock options, subject to vesting at a future date upon achievement of certain Company milestones or thresholds, exercisable for five years from January 7, 2005 at $0.32 per share, to acquire up to 1,033,333 shares of common stock. One-half of the stock options shall vest following the first fiscal year end in which our earnings before interest, taxes, depreciation, and amortization (EBITDA) exceeds $2,000,000 or our gross revenues exceed $6,000,000. The remaining stock options shall vest following the first fiscal year end in which our EBITDA exceeds $4,000,000 or our gross revenues exceed $10,000,000.

(d) Does not include stock options, subject to vesting at a future date, exercisable for five years from June 13, 2005 at $0.80 per share, to acquire up to 413,333 shares of common stock. The stock options are to vest, subject to conditions of services, as follows: options to purchase 310,000 shares vest on June 13, 2006; additional options to purchase 51,667 shares vest on June 13, 2007; and the remaining options to purchase 51,666 shares vest on June 13, 2008.

(e) Does not include stock options, subject to vesting at a future date, exercisable for five years from June 29, 2005 at $1.00 per share, to acquire up to 500,000 shares of common stock. The stock options are to vest, subject to conditions of services, as follows: options to purchase 375,000 shares vest on June 29, 2006; additional options to purchase 62,500 shares vest on June 29, 2007; and the remaining options to purchase 62,500 shares vest on June 29, 2008.

(f) Does not include stock options, subject to vesting at a future date, exercisable for five years from May 20, 2005 at $0.80 per share, to acquire up to 250,000 shares of common stock. The stock options are to vest, subject to conditions of services, as follows: options to purchase 187,500 shares vest on May 20, 2006; additional options to purchase 31,250 shares vest on May 20, 2007; and the remaining options to purchase 31,250 shares vest on May 20, 2008.


(g) Refers to shares of common stock underlying a principal amount of $3 million of 6% convertible debentures due December 31, 2007. The debentures are convertible, at $1.00 per share, into an aggregate of 3,000,000 shares of our common stock. Does not include shares of common stock underlying $2 million of 6% convertible debentures, which debentures are not irrevocably committed for and may be issued at a future date.

(h) Refers to shares of common stock underlying 150,000 warrants exercisable for one year, and 2,000,000 warrants exercisable for six months. The 150,000 one-year warrants are exercisable for six months at $1.25 per share and are thereafter exercisable at $1.50 per share. The 2,000,000 six-month warrants are exercisable for three months at $1.15 per share and are thereafter exercisable at $1.50 per share, provided that the initial exercise of these six-month warrants must be for the purchase of at least 1,000,000 shares of common stock.


CHANGES IN CONTROL

We do not have any arrangements that may result in a change in control.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ISSUANCES OF SECURITIES

On December 29, 2003, we issued 13,086,360 shares (as adjusted for a forward split at a ratio of 4.36212 to 1 effected in May 2005) of common stock to our President, David Allison in consideration for his duties relating to his appointment as CompuPrint's sole officer.

On May 19, 2005, we entered into a Split-Off Agreement with David Allison, CompuPrint's sole officer and director and our controlling shareholder. Pursuant to the agreement, we transferred all of our assets and liabilities to CompuPrint Ventures, Inc., a newly formed North Carolina corporation, in exchange for 100% of the equity of CompuPrint Ventures, Inc. Immediately following the transfer, we transferred our 100% of the equity of CompuPrint Ventures, Inc. to Mr. Allison in exchange for 13,086,360 shares of our common stock that he held, which were then cancelled, and for the release by Mr. Allison to us of all rights to any amounts advanced or otherwise loaned by Mr. Allison to us.

On May 19, 2005, we entered into an Agreement and Plan of Reorganization with Terra Insight Corporation, a Delaware corporation, and the three shareholders of Terra Insight Corporation. Pursuant to the reorganization agreement, we issued 35,029,980 shares of common stock, constituting approximately 90% of our outstanding common stock after the issuance, in exchange for all of the equity of Terra Insight Corporation in a transaction viewed as a reverse acquisition. The three shareholders of Terra Insight Corporation received the following number of shares of our common stock: Ivan Railyan, 29,775,483 shares; Roman Rozenberg, 3,502,998 shares; and Dan Brecher, 1,751,499 shares. In connection with the transaction, our sole officer and director resigned and the three shareholders of Terra Insight Corporation were appointed to our Board of Directors. Subsequently, Mr. Railyan was appointed President and Chairman of the Board, Mr. Rozenberg was appointed Chief Executive Officer, and Mr. Brecher was appointed CompuPrint's Secretary. No director, executive officer or person who may be deemed to be an affiliate of Terra Insight Corporation had any direct or indirect interest in CompuPrint prior to the completion of the reverse acquisition.

In connection with the May 19, 2005 acquisition of Terra Insight Corporation, we assumed the obligations under three employment agreements of Terra Insight Corporation with our three employees, Mr. Railyan, Mr. Rozenberg and Mr. Brecher. Under the employment agreements, as amended, each of Mr. Railyan, Mr. Rozenberg and Mr. Brecher have stock options to purchase shares of our common stock, exercisable at $0.32 per share for five years from January 5, 2005. The number of shares underlying these stock options is 1,033,334 as to Mr. Railyan, and 1,033,333 as to each of Mr. Rozenberg and Mr. Brecher. The stock options are subject to future vesting. One-half of the stock options shall vest following the first fiscal year end in which our earnings before interest, taxes, depreciation, and amortization (EBITDA) exceeds $2,000,000 or our gross revenues exceed $6,000,000. The remaining stock options shall vest following the first fiscal year end in which our EBITDA exceeds $4,000,000 or our gross revenues exceed $10,000,000.

On May 20, 2005, we entered into an agreement with Kenneth Oh, pursuant to which we issued stock options to purchase 250,000 shares of common stock. The stock options are exercisable for five years at $0.80 per share. The stock options are to vest, subject to conditions of services to us, as follows: options to purchase 187,500 shares vest on May 20, 2006; additional options to purchase 31,250 shares vest on May 20, 2007; and the remaining options to purchase 31,250 shares vest on May 20, 2008. On June 1, 2005, Mr. Oh was appointed Secretary.

On June 13, 2005, we entered into an employment agreement with Dmitry Vilbaum to serve as Chief Operating Officer. In connection with the employment agreement, we granted Mr. Vilbaum stock options to purchase 413,333 shares of common stock. The stock options are exercisable for five years at $0.80 per share. The stock options are to vest, subject to conditions of services to us, as follows: options to purchase 310,000 shares vest on June 13, 2006; additional options to purchase 51,667 shares vest on June 13, 2007; and the remaining options to purchase 51,666 shares vest on June 13, 2008. Under the employment agreement, with our permission, Mr. Vilbaum is permitted to work up to 20 hours per week for another employer. Mr. Vilbaum currently works for Law Offices of Dan Brecher on a part-time basis pursuant such permission, and the costs of his services for Law Offices of Dan Brecher are charged to us.

On June 29, 2005, we entered into an agreement with Dmitry Vilbaum, pursuant to which we issued stock options to purchase 500,000 shares of common stock. The stock options are exercisable for five years at $1.00 per share. The stock options are to vest, subject to conditions of services to us, as follows: options to purchase 375,000 shares vest on June 29, 2006; additional options to purchase 62,500 shares vest on June 29, 2007; and the remaining options to purchase 62,500 shares vest on June 29, 2008.


On June 30, 2005, we entered into a Securities Purchase Agreement with Enficon Establishment, a Liechtenstein company, for the sale of up to a principal amount of $5 million in 6% convertible debentures due December 31, 2007. On July 5, 2005, Enficon purchased a $2 million debenture. We allocated $1 million of the proceeds to our working capital, and the other $1 million in furtherance of an exploration agreement that we entered into with Enficon. The debentures are convertible into shares of our common stock at $1.00 per share. Interest accrues on the principal amount of the debenture at the simple rate of 6% per year from the date of issuance. Interest is payable at maturity. In the event of conversion of the debenture, in whole or in part, the holder forfeits any accrued interest on the converted principal amount. The debenture is subject to a mandatory conversion in the event that our non-insider common stock trades in the public securities market at a price of $2.00 per share or more with a mean average weekly volume of 250,000 shares or more in eight consecutive weeks. In connection with this sale of securities, we granted Enficon certain registration rights, agreeing to include in a registration statement that we file, the resale of the shares underlying the debentures that Enficon purchased. Under the terms of the agreement, we sent to Enficon a notice prior to August 1, 2005 requiring Enficon to purchase a further $1 million debenture, which Enficon has purchased on September 8, 2005. We intend to file a separate registration statement at a later date for the resale of the shares underlying the debentures that Enficon purchased on September 8, 2005. The agreement provides that we can send notice to Enficon requesting the purchase of a further $2 million debenture at a future date. The agreement provides that we are to allocate the proceeds of that $1 million of that additional $2 million debenture to further an exploration agreement that we entered into with Enficon.

On December 12, 2005, we entered into a Securities Purchase Agreement with Belhasa International Co. LLC, a United Arab Emirates entity, for the sale of 1,000,000 shares of our common stock, 150,000 warrants exercisable for one year, and 2,000,000 warrants exercisable for six months. The 150,000 one-year warrants are exercisable for six months at $1.25 per share and are thereafter exercisable at $1.50 per share. The 2,000,000 six-month warrants are exercisable for three months at $1.15 per share and are thereafter exercisable at $1.50 per share, provided that the initial exercise of these six-month warrants must be for the purchase of at least 1,000,000 shares of common stock. We applied the proceeds of $1,000,000 to our working capital.


EXPLORATION AGREEMENT WITH ENFICON


On June 30, 2005, we entered into an agreement with Enficon Establishment, a Liechtenstein company, for the formation, operation, financing and development of a Delaware limited partnership, Tierra Nevada Exploration Partners, LP, in connection with the exploration of certain natural resource deposits in the State of Nevada. The plan is to pursue acquisition of the leases related to oil rights in certain properties in a designated area of Nevada to implement an exploration program for the drilling of three wells. We are to provide up to $3 million in funding for the project, and, Enficon is to provide up to $3 million as capital contribution in furtherance of the project. Assuming such funding by Enficon, Enficon would have a 50% interest as a limited partner in the partnership. Our subsidiary, Terra Resources, Inc., is the general partner of the partnership. To the extent that Enficon contributes less than the amount we contribute to the partnership, Enficon's interest in the partnership will be diluted. To the extent that additional third-party financing is required, our interest and the interest of Enficon in the partnership, or both, may be diluted.

We agreed to grant Enficon, subject to Enficon's satisfaction of certain conditions, a non-assignable first right of refusal for the providing of funding to other projects that we may agree to finance. The first right of refusal is conditioned upon Enficon's full purchase of $5 million dollars in 6% convertible debentures maturing December 31, 2007, convertible at $1 per share into an aggregate of 5 million shares of our common stock, pursuant to a Securities Purchase Agreement dated June 30, 2005 entered into by Enficon with us. The first right of refusal is of no effect until Enficon has timely paid for and converted in full the total of $5 million of convertible debentures, and is of no effect until Enficon has also provided the full amount required of Enficon to fund the limited partnership pursuant to the terms of the exploration agreement. Once the conditions for the first right of refusal are satisfied, the first right of refusal is to last so long as Enficon retains ownership of the majority of the five million shares of our common stock to be issued upon conversion of the convertible debentures that Enficon may purchase from us. The agreement provides that Enficon will forfeit its first right of refusal if Enficon breaches its obligations under the agreement or declines to fund two projects that are subsequently funded on the terms Enficon declined, or if Enficon agrees to fund a project but fails to do so. On July 5, 2005, Enficon purchased $2 million in convertible debentures from us, and on September 8, 2005, Enficon purchased an additional $1 million in convertible debentures pursuant to the June 30, 2005 Securities Purchase Agreement.


OTHER TRANSACTIONS AND RELATIONSHIPS


On April 18, 2005, in connection with the perceived need for our Chief Executive Officer to be available on a regular basis in Europe, and for him to establish a residence in Europe, we paid Mr. Rozenberg, on a one-time basis, $30,000 to reimburse his travel and other expenses, on an accountable basis, incurred in connection with our business.

Dmitry Vilbaum, our Chief Operating Officer, works for Law Offices of Dan Brecher on a part-time basis. Dan Brecher, our Managing Director, is the sole principal of the law firm. For the use of Mr. Vilbaum services, we agreed to reimburse, at cost, Law Offices of Dan Brecher for compensation expenses and costs of benefits it incurs in connection with its employment of Mr. Vilbaum, provided Mr. Vilbaum is devoting substantially all of his time to our business. Mr. Vilbaum receives a salary from Law Offices of Dan Brecher at the rate of $25,000 per year, and medical and dental benefits.

We have a license agreement and a services agreement with The Institute of Geoinformational Analysis of the Earth Establishment. Mr. Railyan, our President and Chairman, is the owner and operator of the Institute. The Institute is an international professional services firm which specializes in the development and application of remote sensing and geographic information technologies (GIS). The purpose of the agreements was to provide us with a license right to the technology, and a right to utilize the Institute's services. We believe that the terms of the agreements with the Institute were fair, and are on terms at least as equivalent to transactions with an unaffiliated party. The terms of the agreements were negotiated between Mr. Railyan and the other members of our Board of Directors, and factors in determining the terms included, the availability and costs of obtaining other technology and services from third parties, our good faith judgment as to the value of the Institute's technology and services, the long term nature of the agreements, a discount on services from the Institute's normal rates, and that we are receiving offsets on our service payments to the Institute against our annual minimum license fees for a period of time until we generate substantial revenues. Periodically, from time to time, the Board of Directors, excluding Mr. Railyan, intends to reevaluate the terms of the agreements and reevaluate our contractual arrangements with the Institute, considering the availability and costs of obtaining other technology and services available from third parties.

Under the license agreement, we have an exclusive, worldwide 30-year renewable right to use of all of the technology of the Institute, which has as its focus the exploration, sustainable development and management of the Earth's resources and the monitoring of the environment. We are required to pay the Institute $600,000 each year under the license agreement until it has achieved certain milestones, upon which the payments increase.

The Institute has also entered into an agreement to render services to us, and to refer all inquiries for commercial contract services to us. The Institute will perform certain contract services for us at no more than 40% of the published rates of $500 per square kilometer, with minimum annual fees of $500,000, and with offsets against the license fee until certain minimum revenues are obtained. Commencing in 2007, the minimum payment for annual services fees is to increase annually by the lesser of four percent or the percentage increase of the New York Consumer Price Index using 2005 as the base year. The agreement further provides that in any calendar year in which our revenues are less than $6,000,000, the initial minimum annual services fees of $500,000 are to be offset against the annual license fee of $600,000. This offset will continue until such time that our annual revenues reach at least $10 million in a calendar year, or, our market capitalization exceeds $100 million at a time when our annual revenues reach $6 million or more.

We presently sublease executive office facilities on a month-to-month basis pursuant to an oral agreement with Dan Brecher, an officer and director of our company, at $1,500 per month. The rent represents the actual cost being charged to Mr. Brecher by the third party lessor for the facilities utilized by our company.

                            DESCRIPTION OF SECURITIES

GENERAL

Our authorized capital consists of 101,000,000 shares, par value $0.0001 per share, of which 100,000,000 shares are common stock and 1,000,000 shares are preferred stock.

COMMON STOCK

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do have cumulative voting rights. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefor.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of:

      o all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

      o all unsecured liabilities, including any then unsecured outstanding secured debt securities which we may have issued as of such time; and

      o     all liquidation preferences on any then outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

Our board of directors is authorized, without further stockholder approval, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we have no plans to issue any shares of our preferred stock.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol "CPPT." The following table sets forth, for the fiscal periods indicated, the high and low bid prices per share of common stock as reported on the OTC Bulletin Board. The quotations reflect inter dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

Stock prices prior to May 19, 2005 reflect a predecessor business, which was essentially a shell company with no material operations, and are not related to our current business operations. On May 9, 2005, we authorized a forward split of our common stock at a ratio of 4.36212 to 1. For purposes of the quotation on the OTC Bulletin Board, the record date for the forward split was May 26, 2006 with a payment date of May 31, 2005, and an ex-dividend date of June 1, 2005. Stock prices for dates prior to May 19, 2005 have not been adjusted in the table below to give effect to the forward stock split.

                                                         High      Low
                                                         ----      ---

Fiscal Year 2003
----------------
Quarter ending March 31, 2003                            $0.25     $0.05
Quarter ending June 30, 2003                             $0.05     $0.05
Quarter ending September 30, 2003                        $0.06     $0.05
Quarter ending December 31, 2003                         $0.07     $0.05


Fiscal Year 2004
----------------
Quarter ending March 31, 2004                            $0.15     $0.07
Quarter ending June 30, 2004                             $0.15     $0.15
Quarter ending September 30, 2004                        $0.10     $0.07
Quarter ending December 31, 2004                         $0.10     $0.10

Fiscal Year 2005
----------------
Quarter ending March 31, 2005                            $0.10     $0.10
Quarter ending June 30, 2005                             $3.00     $0.10
Quarter ending September 30, 2005                        $2.00     $1.25
As of December 21, 2005                                  $0.45     $0.45



HOLDERS


As of December 21, 2005, we had 17 record holders of our common stock. The number of record holders does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.


DIVIDENDS

We have never declared any cash dividends on our common stock. Future cash dividends on the common stock, if any, will be at the discretion of our Board of Directors and will depend on our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the Board of Directors may consider important. The Board of Directors does not intend to declare or pay cash dividends in the foreseeable future. It is the current policy to retain all earnings, if any, to support future growth and expansion.

TRANSFER AGENT

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock" for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

As of our most recent fiscal year completed, we did not have any securities authorized for issuance under equity compensation plans.

                              SELLING STOCKHOLDERS

This prospectus relates to the resale of 4,411,138 shares of common stock by the selling stockholders. The shares of common stock offered by this prospectus may be offered from time to time by the selling stockholder. We will not receive any proceeds from the resale of the common stock by the selling stockholders. The registration of these shares does not necessarily mean that the selling stockholder will sell all or any of the shares.


The following table provides information regarding the beneficial ownership of our common stock by the selling stockholders as of December 21, 2005. As of December 21, 2005, 42,508,338 shares of common stock are issued and outstanding, and 44,508,338 shares are assumed to be outstanding after this offering, assuming the issuance of shares underlying convertible debentures included in this prospectus. The table sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.


The information with respect to beneficial ownership of common stock held by each person is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by selling stockholders, based upon statements filed with the Securities and Exchange Commission, or based upon our actual knowledge.


                                              Number of Shares                           Number of         Percent
                                              Beneficially Owned     Number of           Shares            Owned
                                              Prior to this          Shares              Owned After       After
Name of Selling Stockholder                   Offering               Being Offered       this Offering     Offering
---------------------------                   --------               -------------       -------------     --------
Zebra Strategic Holdings Limited (a)              1,377,793           1,377,793                0             0%
   c/o 11 Bath Street. St Helier
   Jersey, JE4 8UT Channel Islands
EFS European Financial Services Ltd. (b)          1,033,345           1,033,345                0             0%
   Kaspar Fenner Strasse 6
   CH-8700 Kusnacht/Switzerland
Enficon Establishment (c)                         3,000,000(d)        2,000,000(d)     1,000,000  (d)        2.2% (e)
   Liechtenstein
   Poststrasse 403
   FL-9491 Ruggell


Total                                             5,411,138           4,411,138        1,000,000             2.2%

(a) The person with voting and investment control over the securities is David Ernest Bryant.

(b) The person with voting and investment control over the securities is Urs Meisterhans, its Managing Director.

(c) The person with voting and investment control over the securities Alexander Fedyaev, its beneficial owner.


(d) The stockholder beneficially owns 3,000,000 shares of common stock underlying a principal amount of $3 million of 6% convertible debentures due December 31, 2007, of which 2,000,000 shares are included in this prospectus. The debentures are convertible into shares of common stock at $1.00 per share. Does not include shares of common stock underlying $2 million of 6% convertible debentures, which debentures are not irrevocably committed for and may be issued at a future date.

(e) The calculation of percent owned after the offering for the stockholder is based on 45,508,338 shares assumed to be outstanding, after giving effect to the issuance of 1,000,000 shares underlying convertible debentures that are not being offered by this prospectus.

                              PLAN OF DISTRIBUTION

We are registering shares of common stock offered for sale by this prospectus on behalf of the selling stockholders. The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell in one or more transactions any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately-negotiated transactions;

      o short sales that are not violations of the laws and regulations of any state or the United States;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     through the writing of options on the shares;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

Selling stockholders may sell their shares of common stock:

      o     at market prices prevailing at the time of sale;

      o     at prices related to such prevailing market prices;

      o     at negotiated prices;

      o     at fixed prices; or

      o     at a combination of such prices.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of common stock currently held by selling stockholders. The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended, if available, rather than under this prospectus.

We will pay for substantially all of the expenses incident to the offer and sale of the shares of common stock offered by the selling stockholders using this prospectus. The selling stockholders will pay applicable stock transfer taxes, transfer fees and brokerage commissions or underwriting or other discounts.

To comply with the securities laws of certain states, the shares of common stock offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

None of the selling shareholders are broker-dealers or affiliates of broker-dealers. There are no standby agreements or agreements with any broker-dealers or underwriting firms to resell on behalf of the selling shareholders. If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

The offering of the shares of common stock pursuant to this prospectus will terminate on the earlier of the time when the shares of common stock have been sold by the selling stockholders pursuant to this prospectus, the time when all of the shares of common stock are eligible to be sold pursuant to Rule 144(k) under the Securities Act, or this prospectus is no longer effective.

                                  LEGAL MATTERS

The validity of the shares offered pursuant to this prospectus will be passed upon for us by Law Offices of Dan Brecher, New York, New York, counsel to CompuPrint, Inc. Dan Brecher, the sole principal of the law firm, is an officer and director of CompuPrint, and owns 1,751,499 shares of our common stock and stock options to acquire 1,033,334 shares of common stock. Kenneth Oh, an associate of the law firm, is an officer of CompuPrint, and owns stock options to acquire 250,000 shares of common stock. Dmitry Vilbaum a part-time non-attorney employee of the law firm, is an officer of CompuPrint, and owns stock options to acquire 913,333 shares of common stock.


                                     EXPERTS


The financial statements of Terra Insight Corporation and Subsidiary, as of April 30, 2005, have been included herein and in the registration statement in reliance upon the report of Rosen, Seymour, Shapss, Martin & Company LLP, independent registered public accounting firm, appearing elsewhere herein, given the authority of said firm as experts in auditing and accounting.



                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We will indemnify our directors, officers, and controlling persons against liability under the Securities Act to the extent permitted by the North Carolina Business Corporation Act. We will indemnify them against all expenses and liabilities that are reasonably incurred in connection with this prospectus to the extent allowed under North Carolina law. Neither our Articles of Incorporation, as amended, nor Bylaws contains provisions concerning indemnification of officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the CompuPrint pursuant to the foregoing provisions, or otherwise, CompuPrint has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by CompuPrint of expenses incurred or paid by a director, officer or controlling person of CompuPrint in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, CompuPrint will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                             REPORTS TO STOCKHOLDERS

We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practical after the end of each fiscal year. Our fiscal year ends December 31.

                              AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information regarding the company and the shares offered hereby, reference is made to the registration statement and the exhibits and any schedules filed therewith. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. You may inspect a copy of the registration statement without charge at the SEC's principal offices, and you may obtain copies of all or any part of the registration statement from such office upon payment of the fees prescribed by the SEC.

We file reports and other information with the Securities and Exchange Commission and are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. These filings may be read and copied at the SEC's Public Reference Room. Our filings with the SEC are available to the public on the SEC's web site at http://www.sec.gov. Our company maintains an Internet site at httlp://www.terrainsight.com.


                              FINANCIAL STATEMENTS


On May 19, 2005, CompuPrint, Inc., which was inactive at the time, entered into a reverse merger with Terra Insight Corporation. The financial statements presented in this prospectus are that of the accounting acquirer, Terra Insight Corporation.


                                                                            Page
                                                                            ----


Terra Insight Corporation and Subsidiary, Financial Statements, period from F-1 January 7, 2005 (inception) to April 30, 2005

CompuPrint, Inc.and Subsidiaries, Unaudited Financial Statements            F2-1
for the quarter ended September 30, 2005

TERRA INSIGHT CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

CONTENTS

Period from January 7, 2005 (inception) to April 30, 2005
--------------------------------------------------------------------------------

                                                                          Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                    F-2

CONSOLIDATED FINANCIAL STATEMENTS

   Balance Sheet                                                           F-3

   Statement of Operations                                                 F-4

   Statement of Shareholders' Equity (Deficit)                             F-5

   Statement of Cash Flows                                                 F-6

   Notes to Consolidated Financial Statements                       F-7 - F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Terra Insight Corporation and Subsidiary:

We have audited the accompanying consolidated balance sheet of Terra Insight Corporation and Subsidiary (the "Company") as of April 30, 2005, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the period from January 7, 2005 (inception) to April 30, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Terra Insight Corporation and Subsidiary as of April 30, 2005, and the results of their operations and their cash flows for the period from January 7, 2005 (inception) to April 30, 2005 in conformity with U.S. generally accepted accounting principles.


                                  /s/ Rosen Seymour Shapss Martin & Company LLP

                                         CERTIFIED PUBLIC ACCOUNTANTS

New York, New York
July 20, 2005

TERRA INSIGHT CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET

April 30, 2005
--------------------------------------------------------------------------------


Assets
------

Current assets:
   Cash                                                                  $ 291,952
   Accounts receivable                                                      85,950
   Deferred costs (Note 2)                                                 217,780
   Prepaid expenses and other current assets                               103,097
                                                                         ---------

           Total current assets                                            698,779

Property and equipment, net of accumulated
   depreciation of $264 (Note 4)                                             6,530
                                                                         ---------

           Total assets                                                  $ 705,309
                                                                         =========

Liabilities and Shareholders' Equity (Deficit)
----------------------------------------------

Current liabilities:
   Accounts payable and accrued expenses                                 $ 448,157
   Deferred revenue (Note 2)                                               515,066
                                                                         ---------

           Total current liabilities                                       963,223
                                                                         ---------

Commitments (Note 7)

Shareholders' equity (deficit) (Note 8):
   Preferred stock - par value $.0004, 5,000,000 shares authorized; no
      shares issued or outstanding                                              --
   Common stock - par value $.0004, 45,000,000 shares authorized;
      10,000,000 shares issued and outstanding                               4,000
   Accumulated deficit                                                    (261,914)
                                                                         ---------

           Total shareholders' equity (deficit)                           (257,914)
                                                                         ---------

           Total liabilities and shareholders' equity (deficit)          $ 705,309
                                                                         =========


The accompanying notes are an integral part of these consolidated financial statements.

TERRA INSIGHT CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF OPERATIONS

Period from January 7, 2005 (inception) to April 30, 2005
--------------------------------------------------------------------------------


Revenues                                                      $ 100,000

Cost of revenues (Note 6)                                        70,000
                                                              ---------

           Gross profit                                          30,000

Operating expenses (Note 6)                                     291,914
                                                              ---------

           Operating loss before provision for income taxes    (261,914)

Provision for income taxes, net (Note 5)                             --
                                                              ---------

           Net loss                                           $(261,914)
                                                              =========


--------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

TERRA INSIGHT CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

Period from January 7, 2005 (inception) to April 30, 2005
--------------------------------------------------------------------------------

                                                                           Total
                                            Preferred       Retained    Shareholders'
                            Common Stock     Stock          Deficit        Deficit
                           ------------   ------------   ------------    ------------
Balance, January 7, 2005   $         --   $         --   $         --    $         --

Issuance of common stock          4,000             --             --           4,000

Net loss                             --             --       (261,914)       (261,914)
                           ------------   ------------   ------------    ------------

Balance, April 30, 2005    $      4,000   $         --   $   (261,914)   $   (257,914)
                           ============   ============   ============    ============


--------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

TERRA INSIGHT CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CASH FLOWS

Period from January 7, 2005 (inception) to April 30, 2005
--------------------------------------------------------------------------------

Cash flows from operating activities:
   Net loss                                                                      $(261,914)
   Adjustments to reconcile net loss to net
     cash provided by operating activities:
      Depreciation                                                                     264
      Changes in assets and liabilities:
        (Increase) in assets:
        Accounts receivable                                                        (85,950)
        Deferred costs                                                            (217,780)
        Prepaid expenses and other current assets                                 (103,097)
        Increase in liabilities:
        Accounts payable and accrued expenses                                      448,157
        Deferred revenue                                                           515,066
                                                                                 ---------

           Net cash provided by operating activities                               294,746
                                                                                 ---------

Cash flows from investing activities:
   Capital expenditures                                                             (6,794)
                                                                                 ---------

           Net cash used in investing activities                                    (6,794)
                                                                                 ---------

Cash flows from financing activities:
   Issuance of common stock                                                          4,000
                                                                                 ---------

           Net cash provided by financing activities                                 4,000
                                                                                 ---------

           Net change in cash                                                      291,952

Cash, beginning of period                                                               --
                                                                                 ---------

Cash, end of period                                                              $ 291,952
                                                                                 =========

Supplemental disclosures of cash flow information:
   Cash paid during the period for:
      Interest                                                                   $      --
                                                                                 =========

      Income taxes                                                               $      --
                                                                                 =========


--------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

TERRA INSIGHT CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

April 30, 2005
--------------------------------------------------------------------------------

1.    Organization and Basis of Presentation
      --------------------------------------

Terra Insight Corporation ("Terra" or the "Company"), a Delaware corporation, was formed January 7, 2005 and provides mapping, surveying and analytical services to exploration, drilling and mining companies. The Company manages and interprets geologic and satellite data to improve the assessment of natural resources. The Company provides these services to its customers exclusively through a services arrangement whereby it outsources the mapping, surveying and analytical services to a related entity (see Note 6). The Company expects to derive its revenue primarily from domestic customers. For the period ended April 30, 2005, all revenue was derived from a customer located in the state of Nevada.

The consolidated financial statements include the accounts of Terra and its wholly owned subsidiary, Terra Resources, Inc., a Delaware corporation, which is currently inactive. All significant intercompany balances and transactions have been eliminated.

2.    Summary of Significant Accounting Policies
      ------------------------------------------

Revenue Recognition
-------------------

Revenue is recognized when the survey is delivered to customer and collectibility is reasonably assured. Amounts received in advance of performance and/or completion of such services are recorded as deferred revenue.

Deferred Costs
--------------

Deferred costs represent costs incurred in connection with services yet to be completed.

Accounts Receivable
-------------------

Accounts receivable are reported at amounts expected to be collected, net of allowance for non-collection due to the financial position of customers. It is the Company's policy to regularly review the accounts receivable aging for specific accounts past due and set up an allowance when collection is uncertain.

Credit Risk
-----------

Financial instruments which potentially subject the Company to concentrations of credit risk, consist principally of cash and accounts receivable. The Company places its cash with high quality financial institutions and limits the amount of credit exposure to any single financial institution or instrument. As to accounts receivable, the Company performs credit evaluations of customers before services are rendered and generally requires no collateral.

Significant Customers
---------------------

The Company derived all of its revenue for the period ended April 30, 2005 from one customer from the state of Nevada and all of its accounts receivable at April 30, 2005 pertained to one Australian customer.

Property, Equipment and Depreciation
------------------------------------

Property and equipment are stated at cost. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the assets.

TERRA INSIGHT CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

April 30, 2005
--------------------------------------------------------------------------------


Income Taxes
------------

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred income tax provisions are based on the changes to the respective assets and liabilities from period to period. A valuation allowance is recorded to reduce deferred tax assets when uncertainty regarding realization exists.

Stock Options
-------------

For the period ended April 30, 2005, the Company issued performance-based stock options to employees in connection with employment agreements (see Note 7). The Company applies the intrinsic value method in accounting for its employee stock options as permitted by Statement of Financial Accounting Standards No. 123 ("SFAS 123").

Certain pro forma information regarding employee stock options is required by SFAS 123. Management has determined that due to the uncertainty of meeting the performance based criteria of the stock options granted, there would not be any pro forma impact to net income for the period ended April 30, 2005.

Estimates
---------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, if any, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

3.    Subsequent Events
      -----------------

Reverse Merger
--------------

On May 19, 2005, the Company entered into an agreement and plan of reorganization (the "Agreement") with Compuprint, Inc. ("CPPT"), an inactive public company. Pursuant to the Agreement, CPPT acquired the Company through an exchange of 35,029,980 post-split shares of its common stock for all of the outstanding shares of the Company's common stock. The shares issued by CPPT to the Company's shareholders constitute approximately 85% of CPPT's common shares outstanding as of May 19, 2005. A "reverse merger" transaction resulted because the shareholders of the Company became the controlling shareholders of CPPT. The reverse merger will be accounted for as a recapitalization. To complete the reverse merger, it is anticipated that CPPT will change its name to Terra Insight Corporation.

TERRA INSIGHT CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

April 30, 2005
--------------------------------------------------------------------------------


Securities Purchase Agreement
-----------------------------


On May 19, 2005, in connection with the reverse merger transaction, the Company sold 2,411,138 shares of common stock to two accredited investors for gross proceeds of $1,750,000. In connection with the sale of securities, the Company granted the investors certain registration rights, agreeing to file a registration statement for the resale of the shares that were sold. The proceeds from the sale of securities will be used for working capital purposes.


Convertible Debenture
---------------------

On July 5, 2005, CPPT issued a $2 million 6% convertible debenture due December 31, 2007. The holder of the debenture is entitled, at any time, to convert the principal amount of the debenture or any portion, into shares of CPPT common stock at $1 per share. If, upon election of conversion, CPPT's issuance would cause it to violate any listing requirements, then in lieu of such stock issuance, CPPT will pay the holder cash in an amount equal to the amount elected for conversion.

The debenture shall be subject to mandatory conversion in the event that the CPPT's common stock trades in a public market at a price of $2 per share or more with a mean average weekly volume of 250,000 shares or more in eight consecutive weeks.

4.    Property and Equipment
      ----------------------

Property and equipment at April 30, 2005 consists of the following:

                            Estimated
                              Useful
                          Lives - Years        Amount
                          -------------        ------

Office equipment                5             $   6,794
Less accumulated
  depreciation                                      264
                                              ---------

                                              $   6,530
                                              =========

Depreciation expense for the period ended April 30, 2005 was $264.

5.     Income Taxes
       ------------

The following summarizes the provision for income taxes

                                            April 30, 2005
                                             -----------

Current                                      $         -
Deferred tax asset                              (105,000)
                                             -----------
        Total                                   (105,000)
Valuation allowance                              105,000
                                             -----------

        Net tax provision                    $         -
                                             ===========


At April 30, 2005, the Company had a deferred tax asset of approximately $105,000, comprised of a net operating loss carryforward which expire through 2025. This deferred tax asset has been reduced in full by a valuation allowance due to uncertainty regarding its ultimate utilization.

TERRA INSIGHT CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

April 30, 2005
--------------------------------------------------------------------------------


6.    Related Party Transactions
      --------------------------

Technology License Agreement
----------------------------

The Company licenses, under a 30-year Technology License Agreement entered into January 7, 2005, certain mapping technology from The Institute of Geoinformational Analysis of the Earth (the "Institute"), a foreign-based company controlled by the majority shareholder of the Company. Under the Technology License Agreement, the Company is required to pay an annual license fee of $600,000, payable on or before December 31 of each year. Until certain criteria (as defined in the Services Agreement discussed below) are met, the Company is entitled to a credit towards the licensing fees as described below.

Services Agreement
------------------

The Company entered into a Services Agreement with the Institute on January 7, 2005 for consulting and advisory services including analysis, surveying, and mapping as well as recommendations related to the utilization of the Institute's mapping technologies. Under the terms of the Services Agreement, the Institute will charge the Company no more than 40% of its published standard rates for such services subject to an annual minimum charge (see below). Within ten days after the end of each month, for all requested services, the Institute must furnish the Company with a statement, certified by an officer of the Institute, setting forth the amounts owed for such services.

The minimum annual service fees for 2005 and 2006 are $500,000. Subsequent to 2006, the minimum annual service fee will increase by the lesser of 4% or the percentage increase in the Consumer price Index using 2005 as the base year. Until such time as the Company has annual revenues of at least $10 million or until such time as the market capitalization of the Company exceeds $100 million, 83.334% of the license fees paid by the Company to the Institute pursuant to the Technology License Agreement will be credited against service fees pursuant to the Services Agreement.

The Company can terminate the Services Agreement by providing four weeks' notice. If the Company does not provide such notice, the Company is obligated to pay a termination fee equal to 8.33% of the prior calendar year's service fee payments to the Institute. Termination of the Services Agreement does not relieve the Company of its obligations under the Technology License Agreement.

Operating Lease
---------------

The Company leases office space from one of its directors on a month-to-month basis pursuant to an oral agreement at $1,500 per month.

Other
-----

For the period ended April 30, 2005, the Company paid legal fees of approximately $93,000 to an attorney who is a director and shareholder of the Company.

TERRA INSIGHT CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

April 30, 2005
--------------------------------------------------------------------------------


7.    Commitments
      -----------

Employment Agreements
---------------------

On January 7, 2005, the Company entered into three, 3-year agreements with certain of its executives. These agreements call for annual aggregate minimum compensation of $420,000 with annual increases based on the Consumer Price Index. If the Company's revenue exceeds $5 million or the Company obtains financing of at least $5 million, annual aggregate minimum compensation increases to $690,000. If the Company achieves a market capitalization of at least $100 million, obtains financing of at least $8 million or achieves revenue of at least $10 million, annual aggregate minimum compensation increases to $965,000.

In connection with these employment agreements, the executives received performance-based stock options. The stock options are exercisable over a 5-year period and entitle the executives to purchase an aggregate of 7.5% of the Company's outstanding common shares. The stock options are exercisable at $0.32/share and vest as follows:

1/2 of the total    When EBITDA exceeds $2 million or
                    revenue exceeds $6 million

1/2 of the total    When EBITDA exceeds $4 million or
                    revenue exceeds $10 million

The employment agreement also contains change of control provisions, as defined, whereby the executives would be entitled to 290% of their base compensation in effect at that time. All stock options would also vest subsequent to a change of control.

8.    Shareholders' Equity
      --------------------

Preferred Stock
---------------

The Board of Directors is expressly authorized to provide for the issue of all or any shares of the preferred stock, in one or more series, and to fix for each such series such voting powers, full or limited, and other such designations and preferences. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors.

9.    Recent Accounting Pronouncements
      --------------------------------


In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment: An Amendment of FASB Statement No. 123." This statement also replaces SFAS 123 and supersedes APB 25. SFAS 123(R) will require the Company to measure the cost of all employee stock-based compensation awards that are expected to be exercised and which are granted after the effective date based on the grant date fair value of those awards and to record that cost as compensation expense over the period during which the employee is required to perform service in exchange for the award (generally over the vesting period of the award). Excess tax benefits, as defined by SFAS 123(R), will be recognized as an addition to paid-in-capital. However, if the tax benefit ultimately realized is less than the amount recognized for financial reporting purposes, the difference will be recognized as

TERRA INSIGHT CORPORATION AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

April 30, 2005
--------------------------------------------------------------------------------



tax expense. SFAS 123(R) addresses all forms of share-based payment awards, including shares issued under employee stock purchase plan, stock option, restricted stock and stock appreciation rights. In addition, the Company is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. SFAS 123(R) will become effective as of the first interim or annual reporting period that begins after December 15, 2005. SFAS 123(R) permits public companies to adopt its requirements using one of two methods:


1. A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and
      (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.

2. A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate their financial statements based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures for either
      (a) all prior periods presented or (b) prior interim periods of the year of adoption.

The Company is currently evaluating the alternative method of adoption as described above. As permitted by SFAS 123, the Company currently accounts for share-based payments to employees using APB 25's intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS 123(R)'s fair value method will have a significant impact on our results of operations. The impact of adoption of SFAS 123(R) cannot be predicted at this time because it will depend on level of share-based payments granted in the future.

In December 2004 the FASB also issued Statement No. 152 "Accounting for Real Estate Time-Sharing Transactions," and No. 153, "Exchanges of Nonmonetary Assets." In May 2005 the FASB issued Statement No. 154, "Accounting Changes and Error Corrections" which superseded APB Opinion No. 20 and FASB Statement No. 3. These pronouncements are not expected to have any impact on the Company's future operations.

                        COMPUPRINT, INC. AND SUBSIDIARIES

                   Unaudited Consolidated Financial Statements
                 for the Fiscal Quarter Ended September 30, 2005

                                                                            Page

Statements of Operation - Nine Months Ended September 30, 2005 and 2004     F3-2
Balance Sheets - September 30, 2005 and December 31, 2004                   F3-3
Statements of Cash Flows - Nine Months Ended September 30, 2005 and 2004    F3-5
Notes to Consolidated Financial Statements                                  F3-7



                                      F2-1

                        COMPUPRINT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                     THREE MONTHS ENDED              NINE MONTHS ENDED
                                       SEPTEMBER 30,                   SEPTEMBER 30,
                                ----------------------------    ----------------------------
                                    2005            2004            2005            2004
                                ------------    ------------    ------------    ------------
REVENUES                        $    632,150    $       --      $    732,150    $       --

COST OF REVENUES                     298,945            --           368,945            --
                                ------------    ------------    ------------    ------------

GROSS PROFIT                         333,205            --           363,205            --

OPERATING EXPENSES                   708,117           1,824       1,281,185          39,064
                                ------------    ------------    ------------    ------------

OPERATING LOSS BEFORE
   INTEREST EXPENSE AND
   PROVISION FOR INCOME TAXES       (374,912)         (1,824)       (917,980)        (39,064)

INTEREST EXPENSE                      87,083            --            87,083            --
                                ------------    ------------    ------------    ------------

LOSS BEFORE PROVISION
   FOR INCOME TAXES                 (461,995)         (1,824)     (1,005,063)        (39,064)

PROVISION FOR INCOME TAXES              --              --              --              --
                                ------------    ------------    ------------    ------------


NET LOSS                        $   (461,995)   $     (1,824)   $ (1,005,063)   $    (39,064)
                                ============    ============    ============    ============

NET LOSS PER COMMON SHARE-
   BASIC AND DILUTED            $      (0.01)   $      (0.00)   $      (0.04)   $      (0.01)
                                ============    ============    ============    ============

WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING - BASIC
      AND DILUTED                 41,333,338       3,892,277      22,407,085       3,892,277
                                ============    ============    ============    ============

See notes to consolidated financial statements.


                                      F2-2

                        COMPUPRINT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                     SEPTEMBER 30,  DECEMBER 31,
                                                     -------------  ------------
                                                         2005          2004
                                                     -------------  ------------
                                                      (Unaudited)  (Derived From
                                                                      Audited
                                                                     Financial
                                                                    Statements)

               ASSETS
               ------

CURRENT ASSETS
--------------

   Cash                                               $2,565,769      $     --
   Deferred costs                                        104,000            --
   Prepaid expenses and other current assets             186,401             969
                                                      ----------      ----------

     TOTAL CURRENT ASSETS                              2,856,170             969

PROPERTY AND EQUIPMENT, NET OF ACCUMULATED
   DEPRECIATION OF $3,543                                 74,511            --

OIL AND GAS PROPERTIES, UNPROVED, FULL COST
   METHOD                                              1,364,328            --

DEFERRED FINANCING COSTS, NET OF ACCUMULATED
   AMORTIZATION OF $6,939                                 34,694            --
                                                      ----------      ==========

    TOTAL ASSETS                                      $4,329,703      $      969
                                                      ==========      ==========

(Continued on next page)


                                      F2-3

                        COMPUPRINT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                SEPTEMBER 30,      DECEMBER 31,
                                                                     2005              2004
                                                                 -----------       -----------
                                                                 (Unaudited)     (Derived From
                                                                                    Audited
                                                                                   Financial
                                                                                  Statements)
     LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
     ----------------------------------------------

CURRENT LIABILITIES
-------------------

   Accounts payable and accrued expenses                         $   405,510       $     7,561
   Deferred revenue                                                  260,000              --
   Advances from shareholder                                            --             408,840
                                                                 -----------       -----------

     TOTAL CURRENT LIABILITIES                                       665,510           416,401
                                                                 -----------       -----------

LONG-TERM LIABILITIES
---------------------

   CONVERTIBLE DEBENTURES PAYABLE, net of unamortized
         discount of $695,629 (outstanding principal amount
         of $3,000,000)                                            2,304,371              --
   Accrued interest on convertible debentures                         32,712              --
                                                                 -----------       -----------
                                                                   2,337,083              --
                                                                 -----------       -----------

SHAREHOLDERS' EQUITY (DEFICIT)
------------------------------

   Preferred stock; $.0001 par value, 1,000,000 shares
      authorized, no shares issued and outstanding                      --                --
   Common stock; $.0001 par value:
      Shares authorized: 100,000,000 in 2005; 9,000,000
         in 2004
      Shares issued and outstanding: 41,333,338 in 2005;
         3,892,277 in 2004                                             4,133               389
   Additional paid-in capital                                      4,683,679         1,717,919
   Deferred compensation (consultant)                               (221,899)             --
   Accumulated deficit                                            (3,138,803)       (2,133,740)
                                                                 -----------       -----------

        TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                       1,327,110          (415,432)
                                                                 -----------       -----------

        TOTAL LIABILITIES AND SHAREHOLDERS'
           EQUITY (DEFICIT)                                      $ 4,329,703       $       969
                                                                 ===========       ===========

See notes to consolidated financial statements.


                                      F2-4

                        COMPUPRINT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                -----------------------------
                                                                    2005              2004
                                                                -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Loss                                                     $(1,005,063)      $   (39,064)
   Adjustments to reconcile net loss to net cash used
      in operating activities:
         Noncash items:
            Depreciation                                              3,543              --
            Amortization                                             80,906              --
            Accretion on convertible debentures                      54,371              --
         Changes in assets and liabilities:
            (Increase) decrease in assets:
                  Deferred costs                                   (104,000)             --
                 Prepaid expenses and other current assets         (186,401)             (969)
            Increase (decrease) in liabilities:
                 Accounts payable and accrued expenses              405,510               660
                  Deferred revenue                                  260,000              --
                Accrued interest on convertible debentures           32,712              --
                                                                -----------       -----------

NET CASH USED IN OPERATING ACTIVITIES                              (458,422)          (39,373)
                                                                -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Payments for oil and gas properties                           (1,364,328)             --
   Purchase of property and equipment                               (78,054)             --
                                                                -----------       -----------

NET CASH USED IN INVESTING ACTIVITIES                            (1,442,382)             --
                                                                -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of convertible debentures               3,000,000              --
   Payments for deferred financing costs                            (41,633)             --
   Net proceeds from issuance of common stock                     1,508,206              --
   Advances from shareholder                                           --              39,373
                                                                -----------       -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                         4,466,573            39,373
                                                                -----------       -----------

NET CHANGE IN CASH                                                2,565,769              --

CASH - BEGINNING OF PERIOD                                             --                --
                                                                -----------       -----------

CASH - END OF PERIOD                                            $ 2,565,769       $      --
                                                                ===========       ===========

(Continued on next page)


                                      F2-5

                        COMPUPRINT, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                   (UNAUDITED)

                                                                             NINE MONTHS ENDED
                                                                               SEPTEMBER 30,
                                                                       -------------------------
                                                                         2005            2004
                                                                       --------      -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION:
      Cash paid during the period for:

            Interest                                                   $   --        $      --

            Income taxes                                               $   --        $      --

SUPPLEMENTAL DISCLOSURES OF NONCASH
   FINANCING ACTIVITIES APPLIED TO ADDITIONAL
      PAID-IN CAPITAL:

         Advances from shareholder ($408,840) and other
             liabilities, net ($6,592) in connection with reverse
             merger                                                    $415,432      $      --

         Stock options issued to consultant for
            services to be provided to the Company                     $295,866      $      --

         Beneficial conversion feature of convertible
            debentures                                                 $750,000      $      --

See notes to consolidated financial statements.


                                      F2-6

                        COMPUPRINT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    ORGANIZATION AND BASIS OF PRESENTATION
      --------------------------------------

      The consolidated balance sheet of CompuPrint, Inc. ("CompuPrint") and Subsidiaries (collectively, the "Company") as of September 30, 2005, and the related statements of operations and cash flows for the three months and nine months ended September 30, 2005 and 2004 have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying consolidated financial statements include all adjustments (consisting of normal, recurring adjustments) necessary to summarize fairly the Company's financial position and results of operations. The results of operations for the nine months ended September 30, 2005 are not necessarily indicative of the results of operations for the full year or any other interim period. These financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004 as well as the audited financial statements and notes for the period ended April 30, 2005 of Terra Insight Corporation (see "Reverse Merger"
      Note 2 below), which was included in Form 8-K/A filed on August 5, 2005 with the Commission.

      Principal Business Activity
      ---------------------------

      The Company, through its wholly owned subsidiary Terra Insight Corporation ("Terra"), provides mapping, surveying and analytical services to exploration, drilling and mining companies. The Company manages and interprets geologic and satellite data to improve the assessment of natural resources. The Company provides these services to its customers utilizing services provided to the Company through a services arrangement whereby the Company outsources the mapping, surveying and analytical services to a related entity.

      On July 6, 2005, the Company formed an entity named Tierra Nevada Exploration Partners, LP ("Tierra"), a Delaware limited partnership, in furtherance of a proposed exploration agreement with Enficon Establishment ("Enficon"), a Liechtenstein company. The Company's wholly-owned subsidiary, Terra Resources, Inc., is the general partner of Tierra with an initial 100% interest. The Company has advanced $2 million into the limited partnership in furtherance of the exploration project with Enficon. The proposed plan is to pursue acquisition of leases related to oil rights in certain properties in a designated area of Nevada to implement an exploration program for the drilling of three wells. Enficon is to provide funding matching the Company's funding of the limited partnership, up to $3 million, in exchange for Enficon's 50% interest in the limited partnership. Assuming such funding, Enficon would have a 50% interest as a limited partner in the partnership. To the extent that additional third-party financing is required, the Company's interest and the interest of Enficon in the partnership, may be equally diluted.


                                      F2-7

                        COMPUPRINT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)
      --------------------------------------------------

      Principal Business Activity (Continued)
      ---------------------------------------

      On July 12, 2005, the Company formed an entity named New Found Oil Partners, LP, a Delaware limited partnership, in contemplation of an exploration project. The Company's wholly-owned subsidiary, Terra Resources, Inc., is the general partner of this new entity with an initial 100% interest.

      On August 15, 2005, the Company commenced renting office space on a quarterly basis and hired employees in Moscow, Russia for the purpose of conducting research.

      Basis of Consolidation
      ----------------------

      The consolidated financial statements include the accounts of CompuPrint and its wholly owned entities, Terra Insight Corporation, Terra Resources, Inc., Tierra Nevada Exploration Partners, LP, and New Found Oil Partners, LP. All significant inter-company transactions have been eliminated in consolidation.

2.    REVERSE MERGER
      --------------

      On May 19, 2005, CompuPrint, which was inactive at the time, entered into an agreement and plan of reorganization (the "Agreement") with Terra Insight Corporation ("Terra"). Pursuant to the Agreement, CompuPrint acquired Terra through an exchange of 35,029,980 post-split shares of its common stock for all of the outstanding shares of Terra's common stock. The shares issued by CompuPrint to Terra's shareholders constitute approximately 85% of CompuPrint's common shares outstanding as of May 19, 2005. A "reverse merger" transaction resulted because the shareholders of Terra became the controlling shareholders of CompuPrint. The reverse merger was accounted for as a recapitalization. It is anticipated that CompuPrint will change its name to Terra Insight Corporation to complete the merger transaction.

3.    COMMON STOCK
      ------------

      On May 9, 2005, CompuPrint filed an Articles of Amendment to its Articles of Incorporation to increase its authorized shares of common stock from 9, 000,000 shares to 100,000,000 shares and in connection with the increase in shares of common stock, to effect a forward split at a ratio of 4.36212 to 1.

4.    SECURITIES PURCHASE AGREEMENT
      -----------------------------

      On May 19, 2005, the Company sold 2,411,138 shares of common stock to two accredited investors for gross proceeds of $1,750,000. In connection with the sale of securities, the Company granted the investors certain registration rights, agreeing to file a registration statement for the resale of restricted shares that were sold. The proceeds from the sale of securities will be used for working capital purposes.


                                      F2-8

                        COMPUPRINT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.    6% CONVERTIBLE DEBENTURES PAYABLE
      ---------------------------------

      Pursuant to a Securities Purchase Agreement (the "Agreement"), the Company received proceeds of $2,000,000 and $1,000,000 upon the issuance of convertible debentures on July 5, 2005 and September 8, 2005, respectively. An additional $2,000,000 convertible debenture may be issuable at a future date for a total of $5,000,000 of debenture purchases pursuant to the Agreement. All of the debentures mature on December 31, 2007. The holder of the debentures is entitled, at any time, to convert the principal amount of the debenture or any portion, into shares of the Company's common stock at $1 per share. Upon conversion, any accrued interest on the converted principal amount is forfeited. If upon election of conversion, the Company's issuance would cause it to violate any listing requirements, then in lieu of such stock issuance, the Company will pay the holder cash in the amount equal to the amount elected for conversion.

      The debentures are subject to mandatory conversion in the event that the Company's common stock trades in a public market at a price of $2 per share or more with a mean average weekly volume of 250,000 shares or more in eight consecutive weeks.

      Because the conversion price of the debentures was less than the closing trading prices of the Company's shares on the commitment date, the convertible debentures contain a beneficial conversion feature. In accordance with Emerging Issues Task Force ("EITF") Issue 98-5, the embedded beneficial conversion feature is recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature.

      Based upon a debenture conversion price of $1 per share and a market value of the Company's common stock of $1.25 per share for the $2,000,000 and $1,000,000 issuances at the commitment date, the beneficial conversion feature was valued at $750,000. This resulted in an increase to additional paid-in capital for the three month period ended September 30, 2005. This will accrete over the redemption period through December 31, 2007.

6.    STOCK-BASED COMPENSATION
      ------------------------

      As permitted under SFAS No. 123 as amended, "Accounting for Stock-Based Compensation", the Company has elected to follow the intrinsic value method in accounting for its stock-based compensation arrangements as defined by Accounting Principle Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", and related interpretations including Financial Accounting Standards Board Interpretations including Financial Accounting Standards Board Interpretation No. 44, " Accounting for Certain transactions involving Stock Compensation, and interpretations of APB No. 25".

      Officers
      --------

      During the three months ended September 30, 2005, the Company did not issue options to any employees. However, there are options outstanding from prior periods in 2005 issued to officers of the Company to purchase up to 4,263,333 shares of its common stock which are exercisable over a period of 5 years at exercise prices ranging from $.32 to $1. Certain of the options are performance-based.


                                      F2-9

                        COMPUPRINT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.    STOCK-BASED COMPENSATION (CONTINUED)
      ------------------------------------

      Officers (Continued)
      --------------------

      As indicated above, the Company applies APB No. 25 in accounting for its stock options granted to employees and accordingly, no compensation expense has been recognized in the accompanying consolidated financial statements. Had the Company determined compensation expense based on the estimated fair market value at the date of grants for its stock options issued to employees under SFAS No. 123, the impact on the net loss would be insignificant. See Note 10 for recent accounting pronouncements which may impact the Company's future operations.

      Consultant
      ----------

      On June 30, 2005, the Company issued options to an outside consultant under the terms of a one year consulting agreement to purchase up to 500,000 shares of its common stock which are exercisable over a period of 5 years at an exercise price of $.80 per share. The value of the options will be recognized as consulting expense over the one year term of the agreement on a straight-line basis.

7.    OIL AND GAS PROPERTIES
      ----------------------

      In September 2005, the Company through its wholly-owned subsidiary, Tierra Nevada Exploration Partners, LP, submitted bids at a competitive oral sale of Federal lands in the State of Nevada for oil and gas leasing, conducted by the Bureau of Land Management (BLM), an agency within the U.S. Department of the Interior. The Company was the successful bidder for 9 separate parcels of land. The parcels total 15,439 acres, at an aggregate purchase price of $435,516. Generally, leases from BLM are for a primary term of 10 years, and continue beyond the primary term as long as the lease is producing. Rental is $1.50 per acre for the first 5 years ($2 per acre after that) until production begins. Once a lease is producing, the BLM charges a royalty of 12.5% on the production. The Company paid a bid deposit of $54,725 at the auction, and subsequently made a payment of $380,791 on September 26, 2005, for an aggregate amount of $435,516, which has been capitalized. The bids were made without detailed knowledge of the condition of the properties, their suitability for oil and gas operations, the history of prior operations on such properties, if any, or the potential economic significance of the property.

      As of September 30, 2005, total costs incurred in connection with the acquisition of the above-mentioned land leases amounted to $1,364,328, which consisted of acquisition costs in the amount of $928,812 and land leases of $435,516.


                                     F2-10

                        COMPUPRINT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.    RELATED PARTY TRANSACTIONS
      --------------------------

      Technology License Agreement
      ----------------------------

      The Company licenses, under a 30-year Technology License Agreement entered into January 7, 2005, certain mapping technology from The Institute of Geoinformational Analysis of the Earth (the "Institute"), a foreign-based company controlled by the majority shareholder of the Company. Under the Technology License Agreement, the Company is required to pay an annual license fee of $600,000, payable on or before December 31 of each year. Until certain criteria (as defined in the Services Agreement discussed below) are met, the Company is entitled to a credit towards the licensing fees as described below.

      Services Agreement
      ------------------

      The Company entered into a Services Agreement with the Institute on January 7, 2005 for consulting and advisory services including analysis, surveying, and mapping as well as recommendations related to the utilization of the Institute's mapping technologies. Under the terms of the Services Agreement, the Institute will charge the Company no more than 40% of its published standard rates for such services subject to an annual minimum charge (see below). Within ten days after the end of each month, for all requested services, the Institute must furnish the Company with a statement, certified by an officer of the Institute, setting forth the amounts owed for such services.

      The minimum annual service fees for 2005 and 2006 are $500,000. Subsequent to 2006, the minimum annual service fee will increase by the lesser of 4% or the percentage increase in the Consumer price Index using 2005 as the base year. Until such time as the Company has annual revenues of at least $10 million or until such time as the market capitalization of the Company exceeds $100 million, 83.334% of the license fees paid by the Company to the Institute pursuant to the Technology License Agreement will be credited against service fees pursuant to the Services Agreement.

      The Company may terminate the Services Agreement by giving the Institute four weeks' notice. If the Company does not provide such notice, the Company is obligated to pay a termination fee equal to 8.33% of the prior calendar year's service fee payments to the Institute. Termination of the Services Agreement does not relieve the Company of its obligations under the Technology License Agreement.

      Operating Lease
      ---------------

      The Company leases office space from one of its directors on a month-to-month basis pursuant to an oral agreement at $1,500 per month.

      Other
      -----

      The Company paid legal fees during the three months and nine months ended September 30, 2005 of approximately $207,000, and $371,000, respectively, to a law firm the proprietor of which is an attorney who is a director and shareholder of the Company.



                                     F2-11

                        COMPUPRINT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.    RECENT ACCOUNTING PRONOUNCEMENTS
      --------------------------------

      In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment:
      An Amendment of FASB Statement No. 123". This statement replaces SFAS 123 and supersedes APB 25. SFAS 123(R) will require the Company to measure the cost of all employee stock-based compensation awards that are expected to be exercised and which are granted after the effective date based on the grant date fair value of those awards and to record that cost as compensation expense over the period during which the employee is required to perform service in exchange for the award (generally over the vesting period of the award). Excess tax benefits, as defined by SFAS 123(R), will be recognized as an addition to paid-in-capital. However, if the tax benefit ultimately realized is less than the amount recognized for financial purposes, the difference will be recognized as tax expense. SFAS 123(R) addresses all forms of share-based payment awards, including shares issued under employee stock purchase plan, stock option, restricted stock and stock appreciation rights. In addition, the Company is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. SFAS 123(R) will become effective as of the first interim or annual reporting period that begins after December 15, 2005. SFAS 123(R) permits public companies to adopt its requirements using one of two methods:

            1. A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.

            2. A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate their financial statements based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures for either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

      The Company is currently evaluating the alternative method of adoption as described above. As permitted by SFAS 123, the Company currently accounts for share-based payments to employee using APB 25's intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS 123(R)'s fair value method will have a significant impact on our results of operations. The impact of adoption of SFAS 123(R) cannot be predicted at this time because it will depend on the level of share-based payments granted in the future.

      In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets," which addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, with earlier application permitted. The adoption of SFAS No. 153 will not have a material impact on the Company's results of operations or financial position.


                                     F2-12

                        COMPUPRINT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.    RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)
      --------------------------------------------

      In June 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," which changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS No. 154 also requires that a change in method of depreciation, amortization, or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, but does not change the trasition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154. The adoption of SFAS No. 154 will not have a material effect on the Company's results of operations or financial position.

10.   SUBSEQUENT EVENT
      ----------------

      On October 1, 2005, the Company entered into an agreement with an outside consultant, for a term of up to one year, pursuant to which the Company issued 175,000 shares of its common stock. The Company is required to issue an additional 325,000 shares of common stock if it does not opt to terminate the agreement after four months.


                                     F2-13

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The North Carolina Business Corporation Act, in section 55-8-51 - Authority to indemnify, provides that: a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he conducted himself in good faith, he reasonably believed in the case of conduct in his official capacity with the corporation that his conduct was in its best interests, and in all other cases, that his conduct was at least not opposed to its best interests, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

The North Carolina Business Corporation Act, in section 55-8-52 - Mandatory indemnification, provides that: unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

The North Carolina Business Corporation Act, in section 55-8-54 - Court-ordered indemnification, provides that: unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction.

The North Carolina Business Corporation Act, in section 55-8-56 -
Indemnification of officers, employees, and agents, provides that: unless a corporation's articles of incorporation provide otherwise:

      (1) An officer of the corporation is entitled to mandatory indemnification under section 55-8-52, and is entitled to apply for court-ordered indemnification under section 55-8-54, in each case to the same extent as a director;

      (2) The corporation may indemnify and advance expenses under this Part to an officer, employee, or agent of the corporation to the same extent as to a director; and

      (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Neither the Company's Articles of Incorporation, as amended, nor Bylaws contains provisions concerning indemnification of officers and directors.

ITEM 25. EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the offer and sale of the common stock being registered.


         SEC registration fee               $    973.49
         Legal fees and expenses            $ 50,000.00
         Blue Sky fees and expenses         $  1,000.00
         Accounting fees and expenses       $ 10,000.00
         Transfer agent fees                $    500.00
         Printing expenses                  $    500.00
                                            -----------


         Total                              $ 62,973.49

The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated. We will pay all of the expenses listed above. The selling stockholders will not pay any of those expenses. The selling stockholders are responsible for any stock transfer taxes, transfer fees, and brokerage commissions or underwriting discounts and commissions.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Each of the issuance and sale of securities described below was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. No advertising or general solicitation was employed in offering the securities. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

On May 9, 2005, the Company filed an Articles of Amendment to the Company's Articles of Incorporation to increase the Company's authorized shares of common stock from 10,000,000 shares to 100,000,000 shares, and in connection with the increase in shares of common stock, to effect a forward split at a ratio of
4.36212 to 1. For stock issuances prior to May 19, 2005, the number of shares issued have not been adjusted to reflect the stock split and are referred to as pre-split shares. For issuances on May 19, 2005 and thereafter, the number of shares issued are reflect the forward stock split and are referred to as post-split shares.

In January 2002, the Company issued 1,500 pre-split shares of its common stock, at $1.00 per share, to an independent contractor for partial compensation for web site development.

In January 2002, the Company issued 25,000 pre-split shares of its common stock to KGL Investments, Ltd., the beneficial owner of which is Kaplan Gottbetter & Levenson, LLP, the former counsel to the Company. The shares were issued in exchange for $25,000 worth of legal services rendered.

On December 29, 2003, the Company issued 3,000,000 pre-split shares of its common stock to its president, David Allison in consideration for his duties relating to his appointment as the Company's sole officer.

On May 19, 2005, the Company entered into an Agreement and Plan of Reorganization with Terra Insight Corporation, a Delaware corporation, and the three shareholders of Terra Insight Corporation. Pursuant to the reorganization agreement, the Company acquired the business of Terra Insight Corporation, together with its inactive subsidiary, Terra Resources, Inc., a Delaware corporation. Pursuant to the reorganization agreement, the Company exchanged 35,029,980 post-split shares of its common stock in exchange for all of the shares of common stock of Terra Insight Corporation in a transaction viewed as a reverse acquisition. The three shareholders of Terra Insight Corporation received the following number of post-split shares:

           Ivan Railyan                           29,775,483
           Roman Rozenberg                         3,502,998
           Dan Brecher                             1,751,499

On May 19, 2005, as a consequence of the Agreement and Plan of Reorganization with Terra Insight Corporation, the Company assumed the obligations of three executive employment agreements of Terra Insight Corporation. Ivan Railyan, Roman Rozenberg, and Dan Brecher have stock options to purchase shares of the Company's common stock, exercisable for five years from January 7, 2005 at $0.32 per share. Mr. Railyan is entitled to acquire up to 1,033,334 post-split shares of the Company's common stock, and each of Mr. Rozenberg and Mr. Brecher are entitled to acquire up to 1,033,333 post-split shares of the Company's common stock. The stock options are subject to future vesting. One-half of the stock options shall vest following the first fiscal year end in which the Company's earnings before interest, taxes, depreciation, and amortization (EBITDA) exceeds $2,000,000 or its gross revenues exceed $6,000,000. The remaining stock options shall vest following the first fiscal year end in which the Company's EBITDA exceeds $4,000,000 or its gross revenues exceed $10,000,000.


On May 19, 2005, the Company sold 2,411,138 post-split shares of common stock to two accredited investors for gross proceeds of $1,750,000. In connection with the sale of securities, the Company granted the investors certain registration rights, agreeing to use its best efforts to file a registration statement for the resale of the shares that they purchased within ninety days, and seeking effectiveness within 180 days. If the Company fails to perform its obligations in connection with the filing of the registration statement, for each thirty day period that the registration statement is not timely filed, the Company is to pay the investors as liquidated damages a number of shares equal to two percent of the total outstanding capital. The proceeds of the sale of securities were used for working capital.

On May 20, 2005, the Company entered into an agreement with Kenneth Oh, pursuant to which the Company issued stock options to purchase 250,000 post-split shares of the Company's common stock. The stock options are exercisable for five years at $0.80 per share. The stock options are to vest, subject to conditions of services to the Company, as follows: options to purchase 187,500 shares vest on May 20, 2006; additional options to purchase 31,250 shares vest on May 20, 2007; and the remaining options to purchase 31,250 shares vest on May 20, 2008.

On June 13, 2005, in connection with the employment agreement, the Company granted Mr. Vilbaum stock options to purchase 413,333 post-split shares of the Company's common stock. The stock options are exercisable for five years at $0.80 per share. The stock options are to vest, subject to conditions of services to the Company, as follows: options to purchase 310,000 shares vest on June 13, 2006; additional options to purchase 51,667 shares vest on June 13, 2007; and the remaining options to purchase 51,666 shares vest on June 13, 2008.

On June 29, 2005, the Company entered into an agreement with Dmitry Vilbaum, pursuant to which the Company issued stock options to purchase 500,000 post-split shares of the Company's common stock. The stock options are exercisable for five years at $1.00 per share. The stock options are to vest, subject to conditions of services to the Company, as follows: options to purchase 375,000 shares vest on June 29, 2006; additional options to purchase 62,500 shares vest on June 29, 2007; and the remaining options to purchase 62,500 shares vest on June 29, 2008.

On June 29, 2005, the Company entered into a consulting agreement with Stuart Sundlun, pursuant to which the Company issued stock options to purchase 500,000 post-split shares of the Company's common stock. The stock options are exercisable for five years at $0.80 per share.


On June 30, 2005, the Company entered into a Securities Purchase Agreement with Enficon Establishment, a Liechtenstein company, for the sale of up to a principal amount of $5 million in 6% convertible debentures due December 31, 2007. On July 5, 2005, Enficon purchased a $2 million debenture, and on September 8, 2005, Enficon purchased an additional $1 million debenture. We allocated $1 million of $3 million in proceeds from the sale of debentures to our working capital, and the other $2 million in furtherance of an exploration project being conducted by Tierra Nevada Exploration Partners, LP, in which we currently hold a 100% partnership interest. The debentures are convertible into shares of the Company's common stock at $1.00 per share. Interest accrues on the principal amount of the debenture at the simple rate of 6% per year from the date of issuance. Interest is payable at maturity. In the event of conversion of the debenture, in whole or in part, the holder forfeits any accrued interest on the converted principal amount. The debentures are subject to a mandatory conversion in the event that the Company's non-insider common stock trades in the public securities market at a price of $2.00 per share or more with a mean average weekly volume of 250,000 shares or more in eight consecutive weeks. In connection with the sale of securities, the Company granted Enficon certain registration rights, agreeing to include, in a registration statement that the Company files, the resale of the shares underlying the debentures that Enficon purchased. The Company intends to file a separate registration statement at a later date for the resale of the shares underlying the debentures that Enficon purchased on September 8, 2005. The agreement provides that the Company can send notice to Enficon requesting the purchase of the final $2 million debenture at a future date, which Enficon is not committed to purchase. The Company is to allocate $1 million of the proceeds from the sale of the final $2 million debenture in furtherance of the exploration agreement that the Company entered into with Enficon, assuming Enficon's purchase of the final $2 million debenture.

On October 1, 2005, the Company entered into a consulting agreement with CEOcast, Inc., pursuant to which the Company issued 175,000 shares of its common stock to the consultant. The agreement is for a term of up to one year. If the Company does not opt to terminate the agreement after four months, the Company is to issue an additional 325,000 shares of common stock in February 2006.

On December 12, 2005, the Company entered into a Securities Purchase Agreement with Belhasa International Co. LLC, a United Arab Emirates entity, for the sale of 1,000,000 shares of common stock, 150,000 warrants exercisable for one year, and 2,000,000 warrants exercisable for six months. The 150,000 one-year warrants are exercisable for six months at $1.25 per share and are thereafter exercisable at $1.50 per share. The 2,000,000 six-month warrants are exercisable for three months at $1.15 per share and are thereafter exercisable at $1.50 per share, provided that the initial exercise of these six-month warrants must be for the purchase of at least 1,000,000 shares of common stock. The Company applied the proceeds of $1,000,000 to its working capital.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2.

Exhibit
Number    Description of Exhibit
------    ----------------------

2.1 Split-Off Agreement (Incorporated by reference to Exhibit 2.1 of Form 8-K filed on May 25, 2005)
2.2       Agreement and Plan of Reorganization (Incorporated by reference to
          Exhibit 2.2 of Form 8-K filed on May 25, 2005)
3(i)(1)   Articles of Incorporation (Incorporated by reference to Exhibit
          3.1 to Registration Statement on Form SB-2, No. 333-90272, filed on June 11, 2002)
3(i)(2) Articles of Amendment of Articles of Incorporation (Incorporated by reference to Exhibit 3.2 to Registration Statement on Form SB-2, No. 333-90272, filed on June 11, 2002)
3(i)(3) Certificate of Amendment of CompuPrint, Inc. (Incorporated by reference to Exhibit 3(i)(1) of Form 8-K filed on May 25, 2005)
3(i)(4) Certificate of Incorporation of Terra Insight Corporation (Incorporated by reference to Exhibit 3(i)(2) of Form 8-K filed on May 25, 2005)
3(i)(5) Certificate of Incorporation of Terra Resources, Inc. (Incorporated by reference to Exhibit 3(i)(3) of Form 8-K filed on May 25, 2005)
3.3 By-Laws (Incorporated by reference to Exhibit 3.3 to Registration Statement on Form SB-2, No. 333-90272, filed on June 11, 2002)
4.1       Specimen Common Stock Certificate (Incorporated by reference to
          Exhibit 4.1 to Registration Statement on Form SB-2, No. 333-90272, filed on June 11, 2002)
5*        Opinion and Consent of Counsel
10.1 Securities Purchase Agreement and Supplement (Incorporated by reference to Exhibit 10.1 of Form 8-K filed on May 25, 2005)
10.2      Registration Rights Agreement (Incorporated by reference to
          Exhibit 10.2 of Form 8-K filed on May 25, 2005)
10.3 Securities Purchase Agreement and Supplement (Incorporated by reference to Exhibit 10.3 of Form 8-K filed on May 25, 2005)
10.4      Registration Rights Agreement (Incorporated by reference to
          Exhibit 10.4 of Form 8-K filed on May 25, 2005)
10.5 Escrow Agreement (Incorporated by reference to Exhibit 10.5 of Form 8-K filed on May 25, 2005)
10.6 Employment Agreement with Ivan Railyan (Incorporated by reference to Exhibit 10.6 of Form 8-K filed on May 25, 2005)
10.7 Employment Agreement with Roman Rozenberg (Incorporated by reference to Exhibit 10.7 of Form 8-K filed on May 25, 2005)
10.8 Employment Agreement with Dan Brecher (Incorporated by reference to Exhibit 10.8 of Form 8-K filed on May 25, 2005)


10.9**    License Agreement with the Institute, dated January 7, 2005
10.10**   Services Agreement with the Institute, dated January 7, 2005
10.11**   Amended and Restated License Agreement with the Institute
10.12**   Amended and Restated Services Agreement with the Institute
10.13**   Addendum to Employment Agreements, dated May 19, 2005
10.14 Option Agreement with Kenneth Oh, dated May 20, 2005 (Incorporated by reference to Exhibit 10.1 of Form 8-K filed on July 6, 2005)


10.15 Employment Agreement with Dmitry Vilbaum (Incorporated by reference to Exhibit 10.2 of Form 8-K filed on July 6, 2005)


10.16**   Addendum to Employment Agreement with Dmitry Vilbaum

10.17 Option Agreement with Dmitry Vilbaum, dated June 29, 2005 (Incorporated by reference to Exhibit 10.3 of Form 8-K filed on July 6, 2005)


10.18 Securities Purchase Agreement, dated June 30, 2005 (Incorporated by reference to Exhibit 10.4 of Form 8-K filed on July 6, 2005)


10.19**   Debenture issued pursuant to June 30, 2005 Securities Purchase
          Agreement


10.20 Tierra Nevada Exploration Corporation Agreement, dated June 30, 2005 (Incorporated by reference to Exhibit 10.6 of Form 8-K filed on July 6, 2005)


10.21**   Consulting Agreement, Stuart Sundlun, June 30, 2005
10.22 Second Debenture issued September 8, 2005, pursuant to June 30, 2005 Securities Purchase Agreement (Incorporated by reference to
          Exhibit 10.3 of Form 10-QSB filed on November 17, 2005)
10.23 Consulting Agreement, CEOcast, October 1, 2005 (Incorporated by reference to Exhibit 10.4 of Form 10-QSB filed on November 17,
          2005)
10.24 Securities Purchase Agreement entered December 2005 (Incorporated by reference to Exhibit 10.1 of Form 8-K filed on December 15, 2005)


21*       List of Subsidiaries


23.1*     Consent of Rosen Seymour Shapss Martin & Company LLP
23.2* Consent of legal counsel (incorporated by reference to Exhibit 5.1 filed herewith)


-----
*  Filed herewith.


** Previously filed as an exhibit to Registration Statement on Form SB-2, File No. 333-127815.

ITEM 28. UNDERTAKINGS.

(a)   The undersigned registrant hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

                  (iii) Include any additional or changed material information on the plan of distribution.

                  Provided, however, that the registrant does not need to make post-effective amendments with respect to the information set forth in paragraphs (a) and (b) above if the information is incorporated by reference from periodic reports filed by the registrant under the Exchange Act.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(c) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on December 22, 2005.


                                         COMPUPRINT, INC.

                                         By: /s/ Roman Rozenberg
                                             --------------------------
                                         Roman Rozenberg,
                                         Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


SIGNATURE                                   TITLE                                       DATE
/s/ Ivan Railyan                    Chairman of the Board and President              December 22, 2005
---------------------------
Ivan Railyan

/s/ Roman Rozenberg                 Director and Chief Executive Officer             December 22, 2005
---------------------------
Roman Rozenberg

/s/ Dan Brecher                     Director, Managing Director                      December 22, 2005
---------------------------         and Treasurer (Principal Financial Officer)
Dan Brecher

/s/ Dmitry Vilbaum                  Chief Operating Officer                          December 22, 2005
---------------------------
Dmitry Vilbaum

                                COMPUPRINT, INC.

                                  EXHIBIT INDEX

Exhibit
Number    Description of Exhibit
------    ----------------------

2.1 Split-Off Agreement (Incorporated by reference to Exhibit 2.1 of Form 8-K filed on May 25, 2005)
2.2       Agreement and Plan of Reorganization (Incorporated by reference to
          Exhibit 2.2 of Form 8-K filed on May 25, 2005)
3(i)(1)   Articles of Incorporation (Incorporated by reference to Exhibit
          3.1 to Registration Statement on Form SB-2, No. 333-90272, filed on June 11, 2002)
3(i)(2) Articles of Amendment of Articles of Incorporation (Incorporated by reference to Exhibit 3.2 to Registration Statement on Form SB-2, No. 333-90272, filed on June 11, 2002)
3(i)(3) Certificate of Amendment of CompuPrint, Inc. (Incorporated by reference to Exhibit 3(i)(1) of Form 8-K filed on May 25, 2005)
3(i)(4) Certificate of Incorporation of Terra Insight Corporation (Incorporated by reference to Exhibit 3(i)(2) of Form 8-K filed on May 25, 2005)
3(i)(5) Certificate of Incorporation of Terra Resources, Inc. (Incorporated by reference to Exhibit 3(i)(3) of Form 8-K filed on May 25, 2005)
3.3 By-Laws (Incorporated by reference to Exhibit 3.3 to Registration Statement on Form SB-2, No. 333-90272, filed on June 11, 2002)
4.1       Specimen Common Stock Certificate (Incorporated by reference to
          Exhibit 4.1 to Registration Statement on Form SB-2, No. 333-90272, filed on June 11, 2002)
5*        Opinion and Consent of Counsel
10.1 Securities Purchase Agreement and Supplement (Incorporated by reference to Exhibit 10.1 of Form 8-K filed on May 25, 2005)
10.2      Registration Rights Agreement (Incorporated by reference to
          Exhibit 10.2 of Form 8-K filed on May 25, 2005)
10.3 Securities Purchase Agreement and Supplement (Incorporated by reference to Exhibit 10.3 of Form 8-K filed on May 25, 2005)
10.4      Registration Rights Agreement (Incorporated by reference to
          Exhibit 10.4 of Form 8-K filed on May 25, 2005)
10.5 Escrow Agreement (Incorporated by reference to Exhibit 10.5 of Form 8-K filed on May 25, 2005)
10.6 Employment Agreement with Ivan Railyan (Incorporated by reference to Exhibit 10.6 of Form 8-K filed on May 25, 2005)
10.7 Employment Agreement with Roman Rozenberg (Incorporated by reference to Exhibit 10.7 of Form 8-K filed on May 25, 2005)
10.8 Employment Agreement with Dan Brecher (Incorporated by reference to Exhibit 10.8 of Form 8-K filed on May 25, 2005)


10.9**    License Agreement with the Institute, dated January 7, 2005
10.10**   Services Agreement with the Institute, dated January 7, 2005
10.11**   Amended and Restated License Agreement with the Institute
10.12**   Amended and Restated Services Agreement with the Institute
10.13**   Addendum to Employment Agreements, dated May 19, 2005
10.14 Option Agreement with Kenneth Oh, dated May 20, 2005 (Incorporated by reference to Exhibit 10.1 of Form 8-K filed on July 6, 2005)


10.15 Employment Agreement with Dmitry Vilbaum (Incorporated by reference to Exhibit 10.2 of Form 8-K filed on July 6, 2005)


10.16**   Addendum to Employment Agreement with Dmitry Vilbaum

10.17 Option Agreement with Dmitry Vilbaum, dated June 29, 2005 (Incorporated by reference to Exhibit 10.3 of Form 8-K filed on July 6, 2005)


10.18 Securities Purchase Agreement, dated June 30, 2005 (Incorporated by reference to Exhibit 10.4 of Form 8-K filed on July 6, 2005)


10.19**   Debenture issued pursuant to June 30, 2005 Securities Purchase
          Agreement


10.20 Tierra Nevada Exploration Corporation Agreement, dated June 30, 2005 (Incorporated by reference to Exhibit 10.6 of Form 8-K filed on July 6, 2005)


10.21**   Consulting Agreement, Stuart Sundlun, June 30, 2005
10.22 Second Debenture issued September 8, 2005, pursuant to June 30, 2005 Securities Purchase Agreement (Incorporated by reference to
          Exhibit 10.3 of Form 10-QSB filed on November 17, 2005)
10.23 Consulting Agreement, CEOcast, October 1, 2005 (Incorporated by reference to Exhibit 10.4 of Form 10-QSB filed on November 17,
          2005)
10.24* Securities Purchase Agreement entered December 2005 (Incorporated by reference to Exhibit 10.1 of Form 8-K filed on December 15, 2005)


21*       List of Subsidiaries


23.1*     Consent of Rosen Seymour Shapss Martin & Company LLP
23.2* Consent of legal counsel (incorporated by reference to Exhibit 5.1 filed herewith)


-----
*  Filed herewith.


** Previously filed as an exhibit to Registration Statement on Form SB-2, File No. 333-127815.